EXHIBIT 10.5

REIMBURSEMENT AND CREDIT AGREEMENT

Dated as of January 26, 2012

between

SIR WINDSOR ON THE RIVER, LLC

and

PNC BANK, NATIONAL ASSOCIATION

TABLE OF CONTENTS

		Page

Recitals		1

ARTICLE I
DEFINITIONS

Section 1.01	Definitions	2
Section 1.02	Accounting Terms	11
Section 1.03	Rules of Construction; Time of Day	11

ARTICLE II
LETTER OF CREDIT AND REIMBURSEMENT

Section 2.01	Issuance of Letter of Credit	11
Section 2.02	Reimbursement and Other Payments	12
Section 2.03	Intentionally Omitted	17
Section 2.04	Obligations Absolute	17
Section 2.05	Indemnification	18
Section 2.06	Liability of Bank	18
Section 2.07	Accounts	19

ARTICLE III
[Intentionally Omitted]

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.01	Initial Fees	21
Section 4.02	Documentation	21
Section 4.03	Additional Conditions Precedent	23

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.01	Existence; Compliance with Law	23
Section 5.02	[Intentionally Omitted]	23
Section 5.03	Power; Authorization; Enforceable Obligations	23
Section 5.04	No Legal Bar	23
Section 5.05	No Material Litigation	24
Section 5.06	No Violations	24
Section 5.07	Ownership of Property	24
Section 5.08	Governmental Authorizations, Licenses, etc.	24
Section 5.09	Patents, Trademarks, etc.	24
Section 5.10	Single Purpose Entity	25

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REIMBURSEMENT AND CREDIT AGREEMENT

THIS REIMBURSEMENT AND CREDIT AGREEMENT (this “Agreement”), made as of January 26, 2012 between SIR WINDSOR ON THE RIVER, LLC (the “Borrower”), a limited liability company organized and existing under the laws of the Delaware, and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), a national banking association,

W I T N E S S E T H :

A. Iowa Finance Authority (the “Issuer”) has issued its Variable Rate Demand Multifamily Housing Revenue Bonds (Windsor on the River, LLC Project) Series 2007A in the original aggregate principal amount of $24,000,000 (the “Bonds”) under an Indenture of Trust dated as of May 1, 2007 (the “Indenture”) between the Issuer and The Bank of New York Mellon Trust Company, N.A., as successor Trustee (including any successor trustee, the “Trustee”). The aggregate outstanding principal amount of the Bonds on the date hereof is $23,500,000.

B. Pursuant to a Loan Agreement dated as of May 1, 2007 (the “Loan Agreement”) between the Issuer and the Borrower (as assignee of Windsor on the River, LLC), the proceeds of the Bonds were used to finance certain costs of a Project (as that term is defined in the Loan Agreement) undertaken by the Borrower. The Borrower is obligated to make loan payments to the Trustee in amounts and at the times corresponding to the debt service and other payments required in respect of the Bonds.

C. In order to enhance the marketability of the Bonds and thereby achieve interest cost savings and other savings to the Borrower, the Borrower has asked the Bank to issue its Irrevocable Letter of Credit (together with any substitute letter of credit issued pursuant to the terms hereof, the “Letter of Credit”) to the Trustee for the account of the Borrower authorizing the Trustee to make one or more draws on the Bank up to an aggregate of $23,789,727 (the “Stated Amount”) (as reduced and reinstated from time to time in accordance with the provisions of the Letter of Credit, the “Letter of Credit Amount”), of which initially (i) $23,500,000 shall be in respect of principal of the Bonds, and (ii) $289,727 shall be in respect of accrued interest on the Bonds. The purpose of the Letter of Credit is to provide funds for the payment of principal of and interest on the Bonds and purchase price of Bonds which have been tendered pursuant to the tender provisions thereof and of the Indenture to the extent remarketing proceeds or other funds are not available therefor in accordance with the provisions of the Indenture. The Letter of Credit is being issued in substitution for an existing letter of credit issued by Wells Fargo Bank, National Association (the “Existing Letter of Credit”).

D. The Bank is willing to issue the Letter of Credit upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the undertakings herein set forth and intending to be legally bound, the Borrower and the Bank hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following terms shall have the meanings specified in this Article, unless the context otherwise requires:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

“Bank Bond” means the Bonds purchased or deemed to be purchased or otherwise acquired with the proceeds of any Demand under the Letter of Credit during any period such Bonds are held by or on behalf of the Bank.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Federal Funds Open Rate, plus 0.5%, and (ii) the Prime Rate, and (iii) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Beneficiary” means the Trustee.

“Bond Documents” shall have the meaning ascribed to such term in the Indenture.

“Borrower” shall have the meaning specified in the preamble to this Agreement.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in Philadelphia, Pennsylvania or in any other city where the corporate trust office of the Trustee responsible for the administration of the Indenture or the office of the Bank at which drafts are to be presented under the Letter of Credit is located are required or authorized by law (including executive order) to close or on which either such office is closed for a reason not related to financial condition, or (iii) a day on which the New York Stock Exchange is closed.

“Capital Expenditure” means the purchase or lease of any assets which if purchased would constitute fixed assets or which if leased such lease would constitute a Capital Lease.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, including any amendments and successor provisions thereto.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” shall have the meaning ascribed to such term in Section 6.11(d).

“Contamination” means the uncontained presence of Hazardous Substances at the site of the Facility, or arising from activities at the site of the Facility, which may require remediation under any applicable law.

“Credit Documents” means this Agreement, the Letter of Credit, the Mortgage, the Security Agreement, the Repayment Guaranty, the Indemnity Agreement, the Hedging Agreements and the Bond Documents.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Bank by dividing (i) the Published Rate by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

“Date of Issuance” shall have the meaning ascribed to such term in Section 2.01.

“Debt Service Coverage Ratio” means, for any specified period, the ratio of (i) Net Operating Income to (ii) Debt Service.

“Debt Service” means, for any period, the greater of (i) the amount of principal and interest on the Bonds actually paid during such period, and (ii) the sum of all principal and interest payments that would be payable over such period with respect to the Bonds assuming mortgage-style amortization of a loan in the aggregate principal amount equal to the outstanding principal amount of the Bonds over 30 years at a rate equal to the higher of: (x) 2.00% over the yield to maturity of the most recent 10-year Treasury Note and (y) 6.00%.

“Default” means an event which with the passage of time or giving of notice or both would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the Base Rate plus three percent (3.00%).

“Demand” means any sight draft, electronic or telegraphic transmission or other written demand drawn or made, or purported to be drawn or made, under or in connection with the Letter of Credit.

“Environmental Laws” means all environmental statues, ordinances, regulations, permits, orders and requirements of common law concerning (i) activities at the Facility, (ii) repairs or construction of any improvements at the Facility, (iii) handling of any materials at the Facility, (iv) discharges to the air, soil, surface water or ground water from the Facility, and (v) storage, treatment or disposal of any waste at or connected with any activity at the Facility.

“Equity Investment” means the investment of cash and/or cash equivalents by Guarantor in the Borrower in an aggregate amount of not less than $9,500,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning ascribed to such term in Section 8.01.

“Facility” means the 442 unit residential apartment complex known as Windsor on the River located in Cedar Rapids, Iowa and operated on behalf of the Borrower by the Manager pursuant to the terms of the Management Agreement.

“Facility Fee” shall have the meaning ascribed to such term in Section 2.02(f)(ii).

“Federal Funds Open Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Bank (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Fiscal Year” means the annual accounting year of the Borrower, which currently begins on January 1 in each calendar year.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means any nation or government, state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Rental Income” means the rental payments actually received with respect to the Facility for the twelve (12) month period prior to the date of determination from tenants in occupancy under leases that are not in default.

“Guarantor” means Steadfast Income REIT, Inc., a Maryland corporation, and its successors and assigns.

“Guaranty” means, as to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Indebtedness of any other Person.

“Hazardous Substances” means (a) any “hazardous substance” as defined in or pursuant to the federal Comprehensive Environmental Response, Compensation and Liability

Act (42 U.S.C. § 9601(14)), as amended from time to time, and regulations promulgated thereunder; (b) any “regulated substance” within the meaning of Subtitle I of the federal Resource Conservation Recovery Act (42 U.S.C. § 6991(2)), as amended from time to time, and regulations promulgated thereunder; (c) any “contaminants”, “hazardous substances”, “hazardous wastes”, “hazardous materials”, “medical wastes” or other substances as defined in or prohibited by or regulated pursuant to any federal, state or local law relating to environmental matters, as amended from time to time, and regulations promulgated thereunder; (d) any substance the presence of which on the applicable property is prohibited by law similar to those set forth in this definition; and (e) any other substance which by law requires special handling in its collection, storage, treatment or disposal.

“Hedge Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Bank or any Affiliate of the Bank, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Hedging Obligations” means all obligations of Borrower to the Bank or any Affiliate of the Bank, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (i) any and all Hedge Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Hedge Agreement.

“Indebtedness” means, without duplication, as to any Person, (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance or sale of debt securities) whether or not recourse is limited to specific assets of such Person; (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising in the ordinary course of business so long as such trade accounts payable are not for borrowed money and are paid within 60 days of the date the respective goods are delivered or the respective services are rendered (except for any such trade account payable being contested in good faith); (c) indebtedness of another secured by a lien of such property of such Person, whether or not the indebtedness so secured has been assumed by such Person; (d) reimbursement obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease obligations of such Person as determined in accordance with GAAP; (f) Guaranties by such Person of any Indebtedness of another Person; (g) net liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements, netting agreements and other hedging agreements or arrangements (calculated on a basis satisfactory to the Bank and in accordance with accepted practice); (h) obligations for unfunded pension liabilities; and (i) accrued reserves for insurance (including self insurance) and other liabilities.

“Indemnity Agreement” means the Hazardous Materials Indemnity Agreement, dated as of January 26, 2012, by and between the Borrower and the Bank, as the same may be amended or modified from time to time.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Interest Component” shall have the meaning assigned to such term in the Letter of Credit.

“Interest Payment Date” means the first Business Day of each month.

“Leases” shall have the meaning assigned to such term in the Mortgage.

“Letter of Credit” shall have the meaning specified in the recitals to this Agreement.

“Letter of Credit Amount” shall have the meaning assigned to such term in the Letter of Credit.

“Letter of Credit Fee Rate” means (i) for the period commencing on the Date of Issuance and ending on the day immediately preceding the first anniversary of the Date of Issuance, two hundred (200) basis points (2.00%) per annum, (ii) for the period commencing on the first anniversary of the Date of Issuance and ending on the day immediately preceding the third anniversary of the Date of Issuance, two hundred twenty five (225) basis points (2.25%) per annum, and (iii) for the period commencing on the third anniversary of the Date of Issuance and thereafter, two hundred fifty (250) basis points (2.50%) per annum.

“LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and the Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Management Agreement” shall mean the management agreement from time to time existing between the Manager and the Borrower with respect to the management and operation of the Property.

“Manager” means, initially, Steadfast Management Company, Inc., a California corporation, and thereafter any other management services firm which is engaged by the Borrower to provide management services at the Facility and is approved in writing by the Bank.

“Material Adverse Effect” shall mean a material adverse effect on (a) the validity or enforceability of this Agreement or any Credit Document; (b) the business, properties, assets, financial condition, results of operations or prospects of the Borrower, (c) the ability of the Borrower to duly and punctually pay or perform its Indebtedness; or (d) the ability of the Bank, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any Credit Document.

“Material Contract” means each indenture, mortgage, agreement or other instrument or contract (written or oral) to which the Borrower is a party or by which any of its assets are bound (including, without limitation, any employment or executive compensation agreement, collective bargaining agreement, agreement relating to an Indebtedness, agreement for the construction, acquisition or disposition of real or personal property, agreement for the purchasing or furnishing of services, operating lease, joint venture agreement, agreement relating to the acquisition or disposition of an Affiliate or agreement of merger or consolidation) which (i) evidences, secures or governs any outstanding Indebtedness of the Borrower of $500,000.00 or more, (ii) is an operating lease (not evidencing the acquisition of a capital asset under GAAP) under which the Borrower is a lessee providing for aggregate annual rentals or similar payments of $100,000.00 or more, or (iii) if canceled, breached or not renewed by any party thereto, would have a Material Adverse Effect.

“Mortgage” means the Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of January 26, 2012 made by the Borrower in favor of the Bank, as the same may be amended or modified from time to time.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a) (3) of ERISA.

“Net Operating Income” means: the sum of (i) Net Rental Income minus the sum of (w) if the actual vacancy rate at the Facility is less than five percent (5%), an adjustment for vacancy losses equal to the Gross Rental Income multiplied by the difference between (A) five percent (5%) and (B) the actual vacancy rate for the Facility plus (x) the actual Operating Expenses for the twelve (12) month period prior to the date of determination plus (y) an amount for capital reserves equal to $400 per unit at the Facility plus (z) an amount equal to the greater of (A) the management fees paid to the Manager under the Management Agreement for the twelve (12) month period prior to the date of determination and (B) three percent (3.0%) of Gross Rental Income plus (ii) Other Income.

“Net Rental Income” means Gross Rental Income plus rental income from tenants in occupancy whose actual rent payments are scheduled to commence within the thirty (30) day period following the date of determination minus rent payments from tenant in occupancy whose actual rent payments are scheduled to terminate within the thirty (30) day period following the date of determination.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Requirements of Law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

“Operating Expenses” means all reasonable operating expenses of the Facility and improvements, including, without limitation, those for maintenance, repairs, annual taxes, bond assessments, ground lease payments, insurance, utilities and other annual expenses (but not tenant retrofit and lease commission costs) and reserves that are customary and standard for properties similar to the Facility. Operating Expenses for this purpose shall not include any interest or principal payments with respect to the Bonds or otherwise under this Agreement or any allowance for depreciation.

“Other Income” means recurring income other than Gross Rental Income received from the Facility for the twelve (12) month period prior to the date of determination, if any.

“Participating Bank” shall have the meaning ascribed to such term in Section 8.13.

“Participation Agreement” shall have the meaning ascribed to such term in Section 8.13.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, for-profit or not-for-profit corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Permitted Liens” means the following:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days, which are being contested in good faith by appropriate proceedings, or which are bonded or secured against in an amount satisfactory to the Bank in its sole and absolute discretion;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

(f) Liens created pursuant to the Credit Documents (not securing greater Indebtedness than exists on the Date of Issuance);

(g) Liens permitted under the Indenture;

(h) Liens appearing on the Title Policy; and

(i) Such other Liens and other encumbrances as are approved in writing by the Bank.

“Plan” at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest publicly announced by the Bank from time to time as the prime rate of the Bank effective in Pittsburgh, Pennsylvania, adjusted as of the date of an announcement of any change in such prime rate. The prime rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index, nor necessarily reflects the lowest rate of interest actually charged by the Bank to any particular class or category of customers.

“Principal Component” shall have the meaning assigned to such term in the Letter of Credit.

“Property” means the real properly owned by the Borrower and described in Exhibit B attached hereto.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Bank).

“Reimbursement Obligations” shall have the meaning ascribed to such term in Section 2.02(a)(1).

“Remarketing Agent” means Stern Brothers & Co., or any successor Remarketing Agent appointed in accordance with Section 909 of the Indenture.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Guaranty” means the Repayment Guaranty, dated as of January 26, 2012, made by the Guarantor in favor of the Bank, as the same may be amended or modified from time to time.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, except to the extent that notice thereof has been waived by the PBGC.

“Requirement of Law” means, as to any Person, the articles of incorporation, bylaws, or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, including without limitation any such law, rule or regulation relating to licensure, health care, occupational safety and health or employment or labor practices, or applicable judgment, order or decree, in each case binding upon such person or any of its property or to which such person or any of its property is subject.

“Security Agreement” means the Amended and Restated Pledge and Security Agreement, dated as of January 26, 2012, by and among the Borrower, the Bank and the Trustee, as the same may be amended or modified from time to time.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Single Purpose Entity” means a Person which complies with the requirements of Section 6.1.

“Solvent” means, with respect to the Borrower on a particular date, that on such date (i) the fair value of the Property of the Borrower is greater than the total amount of the liabilities, including, without limitation, contingent liabilities, of the Borrower, (ii) the present fair salable value of the assets of the Borrower is not less than the amount that will be required to pay the probable liability of the Borrower on its debts as they become absolute and matured, (iii) the Borrower is able to realize upon its assets and pay other commitments as they mature in the normal course of business, (iv) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond the Borrower’s ability to pay as such debts and liabilities mature, and (v) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the Borrower’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Borrower is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represent the amount that can reasonably be expected to become an actual or matured liability.

“Stated Expiration Date” shall have the meaning ascribed to such term in the Letter of Credit.

“Steadfast Operating Partnership” means Steadfast Income REIT Operating Partnership, L.P., a Delaware limited partnership.

“Tender Drawing” means any draw upon the Letter of Credit pursuant to a Demand accompanied by a certificate in the form of Annex C to the Letter of Credit for the purchase price of the Bonds which are tendered for repurchase pursuant to Articles II or V of the Indenture.

“Tender Drawing Date” shall have the meaning ascribed to such term in Section 2.02(b)(2).

“Tender Drawing Rate” means the Prime Rate plus two percent (2%).

“Tender Reimbursement Obligation” means any obligation of the Borrower to the Bank resulting from a Tender Drawing.

“Title Company” means First American Title Insurance Company.

“Title Policy” means the Extended Coverage ALTA Lender’s Policy of Title Insurance as issued by the Title Company with respect to the Mortgage.

Section 1.02 Accounting Terms. Each accounting term not defined herein and each accounting term partly defined herein, to the extent not defined herein, shall have the meaning given it under GAAP.

Section 1.03 Rules of Construction; Time of Day. In this Agreement, unless otherwise indicated, (i) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (ii) the words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement, (iii) the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation,” and (iii) all references to particular Articles, Sections or Exhibits are references to the Articles, Sections or Exhibits of this Agreement. References to any time of the day in this Agreement shall refer to Eastern standard time or Eastern daylight saving time, as in effect in Pittsburgh, Pennsylvania on such day.

ARTICLE II

LETTER OF CREDIT AND REIMBURSEMENT

Section 2.01 Issuance of Letter of Credit. The Borrower hereby requests the Bank to issue the Letter of Credit to the Trustee. Subject to the conditions precedent hereinafter set forth, the Bank will issue to the Trustee pursuant to the request of the Borrower, on the date of execution and delivery of this Agreement (the “Date of Issuance”), the Letter of Credit in the Letter of Credit Amount and substantially in the form attached hereto as Exhibit A. The Letter of Credit shall expire at 5:00 p.m. on January 25, 2017, or, if such day is not a Business Day, on the next succeeding Business Day, unless the Bank, at its option, upon written request of the Borrower, by one or more amendments delivered to the Trustee, extends the Letter of Credit for an additional period, in which case the Letter of Credit shall expire as set forth in such amendments, it being understood that the Bank shall have no obligation to grant any such extensions. Without limiting the foregoing, the Bank agrees that it will, within forty five (45) days following the Borrower’s request made prior to each anniversary of the date of issuance of the Letter of Credit, notify the Borrower whether or not it agrees to extend the expiration date of the Letter of Credit for an additional period. Any such extension shall be subject to the mutual agreement of the Borrower and the Bank as to any fees to be applicable to the period of extension and shall be evidenced by appropriate amendments to the Letter of Credit and this Agreement. The Letter of Credit is subject to prior automatic termination as provided therein.

Section 2.02 Reimbursement and Other Payments.

(a) Certain Reimbursement Obligations. Except as provided in Section 2.02(b)(3), the Borrower agrees to pay to Bank (i) on the day that the Bank pays a Demand made by the Trustee under the Letter of Credit, all amounts paid by the Bank pursuant to the Letter of Credit in respect of such Demand; and (ii) interest on any and all amounts unpaid by the Borrower when due under this Agreement from the date such amounts become payable until payment in full (collectively, the “Reimbursement Obligations”). Except as provided in Section 2.02(b)(3) hereof, interest shall accrue on unpaid Reimbursement Obligations at a rate per annum equal to the Default Rate.

(b) Tender Reimbursement Obligations.

(1) Each Tender Drawing paid by the Bank under the Letter of Credit shall constitute a Tender Reimbursement Obligation which obligation shall be due and payable by the Borrower as set forth below. The proceeds of Tender Drawings shall be used by the Trustee only for the purpose of purchasing Bonds tendered or deemed tendered for purchase pursuant to Articles II and V of the Indenture.

(2) Upon receiving, or receiving notification of, any Tender Drawing, the Bank shall notify the Borrower of such Tender Drawing and the amount of the Tender Drawing. The amount of any Tender Drawing shall be due and payable within five (5) days of the date the Tender Drawing is paid by the Bank (the “Tender Drawing Date”), unless within said five (5) day period the Borrower shall execute and deliver to the Bank a Notice of Intent to Borrow in the form attached hereto as Exhibit E. Interest shall accrue at the Default Rate on all Tender Drawing amounts from the Tender Drawing Date to the date such Tender Drawing is reimbursed in full, unless a Notice of Intent to Borrow with respect to that Tender Drawing is returned within five (5) days of the Tender Drawing Date, In which case interest shall accrue from the Tender Drawing Date at the Tender Drawing Rate; provided, however, that the Borrower shall have the option to reimburse a portion of the Tender Drawing amount, in which case the Borrower shall, within the applicable five (5) day period, pay to the Bank the amount of the Tender Drawing to be reimbursed, together with any accrued interest on said amount calculated from the Tender Drawing Date at the Tender Drawing Rate, and deliver the Notice of Intent to Borrow to the Bank specifying the amount of the Tender Drawing which is not so reimbursed.

(3) Borrower agrees to pay to Bank the amount of any Tender Drawing with respect to which Borrower has executed and returned a Notice of Intent to Borrow in accordance with the preceding subsection (2) on the earliest of (a) the date on which the Bonds (or portion thereof) purchased with the proceeds of such Tender Drawing are redeemed or canceled pursuant to the Indenture, (b) the date on which such Bonds (or portion thereof) are remarketed pursuant to the Indenture, (c) the date on which the Letter of Credit is replaced by an Alternate Letter of Credit (as defined in the Indenture), (d) the date which is sixty (60) days after the applicable Tender Drawing Date, (unless such date is extended in writing at the sole discretion of Bank) and (v) the expiration date of the Letter of Credit. The unreimbursed amount of any such Tender Drawing shall bear interest at the Tender Drawing Rate from the Tender Drawing Date of such Tender Drawing until the date that payment of the principal amount of the Tender Drawing becomes due hereunder and at the Default Rate thereafter. Interest due on such amounts shall be paid to Bank on the first day of each month which first day occurs at least ten (10) calendar days after the Tender Drawing Date, and on the date that reimbursement of the principal amount of such Tender Reimbursement Obligation is due and payable. Borrower shall submit to Bank together with every payment of Tender Reimbursement Obligations and interest due thereon under this Section 2.02 a statement specifying the amounts paid, the principal and interest portions of such payments, and the basis upon which Borrower calculated such amounts.

(4) Borrower may, upon at least one (1) Business Day’s notice to Bank, prepay the outstanding amount of any Tender Reimbursement Obligation in whole or in part (but not in sums less than $10,000 per prepayment) together with accrued interest at the Tender Drawing Rate from the Tender Drawing Date related to such Tender Reimbursement Obligation to the date of such prepayment on the amount prepaid; provided, however, that prepayments shall be credited first to interest due and owing on any Reimbursement Obligations outstanding hereunder other than Tender Reimbursement Obligations, then to interest due and owing on any Tender Reimbursement Obligations, and finally to principal due and owing on any Tender Reimbursement Obligations, applied in the order in which Demands connected therewith were paid by the Bank; provided, further, that the proceeds paid to Bank from any redemption of Bank Bonds pursuant to the Indenture or from any remarketing of Bank Bonds pursuant to Article V of the Indenture will be credited toward the Tender Reimbursement Obligations of Borrower, applied in the order in which Drawings connected therewith were paid by Bank;

(5) All proceeds of the sale by the Remarketing Agent (as provided in Article V of the Indenture) of Bank Bonds, shall be remitted to Bank to repay any then outstanding Tender Reimbursement Obligations, applied in the order in which the Demands connected therewith were paid by Bank. Upon payment to Bank of such Tender Reimbursement Obligations and all other amounts owing under the Loan Documents with respect thereto, Bank shall release such Bank Bonds from the lien created by the Security Agreement.

(6) The Trustee shall register Bank (or its designated nominee) as owner of all Bonds purchased with the proceeds of a Tender Drawing in its registration books, which Bonds shall evidence the corresponding Tender Reimbursement Obligation. Such Bonds shall be deemed Bank Bonds and shall be entitled to all of the rights and privileges of and shall be governed by all of the terms and conditions of the Bonds and the Indenture; provided, however, that

(i) such Bonds shall be redeemed or purchased and all principal and interest owing thereon shall be payable to the Bank,

(ii) if the Bank receives reimbursement in full of amounts paid by Bank with respect to any Tender Drawing by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Tender Drawing Date of such Tender Drawing, no interest shall be payable by the Borrower with respect thereto;

(iii) such Bonds may not be tendered for purchase pursuant to Section 204 of the Indenture; and

(iv) such Bonds shall not be entitled to payment of any premium upon redemption.

(7) Any optional redemption of the Bonds shall require prior written consent of the Bank, which consent shall not be unreasonably conditioned, withheld or delayed upon receipt by the Bank of satisfactory evidence of the Borrower’s ability to reimburse the Bank for any Demand under the Letter of Credit for such redemption.

(c) Interest. Subject to Section 2.02(d), the outstanding principal balance of each Demand shall bear interest for each day at a rate per annum equal to the Tender Rate.

(d) Past Due Amounts. Any overdue principal of, or interest on, the outstanding principal balance of any Demand and any other amount payable hereunder that is not paid when due, whether at stated maturity or otherwise, shall bear interest, for each day from the date the same becomes due until such amount is paid in full, at a rate per annum equal to the Default Rate.

(e) Interest Payment Date. Interest on the outstanding principal balance of all Demands shall be payable (i) on the first day of each month, commencing on March 1, 2012, (ii) at the time of any payment or prepayment of the outstanding principal balance of any Demand to the extent accrued on the amount paid or prepaid, and (iii) at the Maturity Date. Notwithstanding the foregoing, interest on overdue amounts shall be payable on demand.

(f) Fees.

(1) Origination Fee. On the date of execution and delivery hereof, the Borrower shall pay to the Bank the nonrefundable Letter of Credit origination fee equal to $118,950.

(2) Facility Fee. The Borrower agrees to pay to the Bank a facility fee (the “Facility Fee”) in connection with the Letter of Credit payable in advance on the Date of Issuance for the period from the Date of Issuance to April 1, 2012, and on each July 1, October 1, January 1 and April 1 thereafter for the quarterly period beginning on such date at a rate per annum equal to the Letter of Credit Fee Rate on the Letter of Credit Amount in each case in effect on the due date of such payment. Computations of the Facility Fee under this Section shall be for the actual number of days in the applicable period, based on a 360-day year. There shall be no reduction or refund of any portion of any Facility Fee in the event the Letter of Credit expires or is drawn upon, reduced (automatically or otherwise), terminated or otherwise modified after the date such Facility Fee is due and payable. In the event any Facility Fee payable under the terms hereof is not paid on or before the date it is due and payable, the payment of such Facility Fee shall be accompanied by interest thereon, from the date such payment becomes due until it is paid in full, at a fluctuating rate per annum (computed for the actual number of days elapsed, based on a 360-day year) equal to the Default Rate.

(g) Transaction and Transfer Charges and Expenses. The Borrower shall pay to the Bank all reasonable transaction charges that the Bank may make for drawings under the Letter of Credit (as of the Date of Issuance the transaction charge for each such drawing shall be $350). Such transaction charges shall be payable upon submission to the Borrower by the Bank of the Bank’s bill therefor. In addition, the Borrower shall pay to the Bank on demand any and all reasonable charges and expenses which the Bank may pay or incur relative to the Letter of Credit. The Borrower shall pay to the Bank upon each transfer or amendment of the Letter of Credit in accordance with its terms a transfer or amendment fee equal to $1,500, together with any and all costs and expenses of the Bank incurred in connection with such transfer or amendment.

(h) Increased Costs.

(1) If after the date of this Agreement any enactment, promulgation or adoption of or change in any applicable law, treaty, regulation or rule or in the interpretation or administration thereof by any court, administrative or governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank or any Participating Bank (or any controlling affiliate) with any guideline, request or directive issued after the Date of Issuance (whether or not having the force of law) of any such authority, central bank or comparable agency, shall either (i) impose, modify or deem applicable any reserve, special deposit, capital, insurance assessment or similar requirement (including without limitation a guideline, request or directive which affects the manner in which the Bank or any Participating Bank allocates capital resources to its commitments, including its obligations and/or risks under this Agreement, the Letter of Credit or any Participation Agreement), (ii) subject the Bank or any Participating Bank (or any controlling affiliate) to any tax, deduction or withholding or change the basis of taxation of the Bank or any Participating Bank (other than a change in a rate of tax based on overall net income of the Bank or such Participating Bank), (iii) cause or deem letters of credit to be assets held by the Bank and/or deposits on its books, or (iv) impose on the Bank or any Participating Bank any other condition regarding this Agreement, the Letter of Credit or any Participation Agreement, and the result of any event referred to in clause (i), (ii), (iii) or (iv) of this sentence shall be to increase the direct or indirect cost to the Bank or any Participating Bank of issuing or maintaining the Letter of Credit or the obligations and/or risks of the Bank or any Participating Bank under this Agreement or any Participation Agreement or to reduce the amounts receivable by the Bank or any Participating Bank hereunder or to reduce the rate of return on the capital of the Bank or any Participating Bank in connection with this Agreement (which increase in cost, reduction in amounts receivable or reduction in rate of return shall be determined by the Bank’s or the Participating Bank’s reasonable allocation of such cost increase or reduction in amounts receivable resulting from such event), then within 10 Business Days after demand by the Bank (on behalf of itself or any Participating Bank), the Borrower shall pay to the Bank or the applicable Participating Bank, from time to time as specified by the Bank or the applicable Participating Bank, additional amounts that in the aggregate shall be sufficient to compensate the Bank or such Participating Bank for such increased cost, reduction in amounts receivable or reduction in rate of return or take such other action as shall cause the Bank’s Letter of Credit obligations hereunder to be terminated. A certificate as to such increased cost, reduction in amounts receivable or reduction in rate of return by the Bank or any Participation Agreement submitted by the Bank or the applicable Participating Bank to the Borrower shall, in absence of manifest error, be conclusive and binding for all purposes.

(2) If the Bank or any Participating Bank shall have determined that any enactment, promulgation or adoption of or change in any applicable law, treaty, regulation, rule or guideline regarding capital adequacy, or in the interpretation or administration thereof, by any administrative or governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank or any Participating Bank (or any controlling affiliate) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply thereunder would be unlawful) of any such authority, central bank or comparable agency, affects or would affect the amount of capital required or expected to be maintained by the Bank or any Participating Bank (or any controlling affiliate) and the Bank or any Participating Bank determines, on the basis of reasonable allocations, that the amount of such capital is increased by or is based on its issuance or maintenance of the Letter of Credit or its obligations or risks under this Agreement or any Participation Agreement, then, within 10 Business Days after demand by the Bank or any Participating Bank, the Borrower shall pay to the Bank or such Participating Bank, from time to time as specified by the Bank or such Participating Bank, additional amounts sufficient to compensate the Bank or such Participating Bank therefor. A certificate as to such additional amounts submitted to the Borrower by the Bank or the applicable Participating Bank shall, in the absence of manifest error, be conclusive and binding for all purposes.

(i) No Deductions. The Borrower shall not deduct or withhold Taxes (as defined below) from payments required to be made under this Agreement if and to the extent that, pursuant to applicable provisions of an income tax treaty between the United States and the country under the laws of which the Bank or any Participating Bank is organized, the Code or any other applicable law, the Borrower is permitted to make such payments free of any such deduction or withholding. Upon request of the Borrower, the Bank and any Participating Bank will provide the Borrower with the form prescribed by the Internal Revenue Service certifying the exemption of the Bank or such Participating Bank under current law from United States withholding taxes with respect to all payments made by the Borrower under this Agreement. Except as set forth above in this Section, all payments by the Borrower to the Bank or any Participating Bank under this Agreement shall be made free and clear of and without deduction for any present or future taxes or other amounts for or on account of levies, imposts, duties, deductions, withholdings or other charges of whatsoever nature (including, without limitation, interest, additions to tax and penalties thereon, but excluding any taxes based on income of the Bank or any Participating Bank and excluding franchise and similar taxes imposed by the jurisdiction under which it is organized or in which the Bank’s or such Participating Bank’s principal office is located or any political subdivision thereof), imposed, levied, collected, withheld or assessed by any governmental authority (collectively, “Taxes”). If the Borrower shall be required to withhold or deduct Taxes from any sum payable to the Bank or any Participating Bank hereunder, (i) the sum payable to the Bank or such Participating Bank shall be increased as may be necessary so that the Bank or such Participating Bank receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Borrower shall make such necessary withholdings and deductions, and (iii) the Borrower shall pay or cause to be paid the full amount withheld or deducted to the relevant authority according to applicable law so that the Bank or such Participating Bank shall not be required to make any deduction or payment of such Taxes.

(j) General Interest Accrual; Place of Payment. Except as otherwise provided in Sections 2.02(b) and (c), all payments to the Bank under this Agreement (including without limitation all payments becoming due under Sections 2.02(g) and 2.02(h)) shall be accompanied by interest thereon, from the date such payments become due until they are paid in full, at a fluctuating rate per annum (computed for the actual number of days elapsed, based on a 360-day year) equal to the Default Rate. All payments by the Borrower to the Bank under this Agreement shall be made in lawful currency of the United States at the Bank’s office at 500 First Avenue, Pittsburgh, PA 15219, or at such other address and to the attention of such other person as the Bank may stipulate by written notice to the Borrower, or by a wire transfer in immediately available funds from the Borrower to the Bank in accordance with written wire instructions given to the Borrower by the Bank; provided that (i) all reimbursement and transaction charge payments under Sections 2.02(a) and 2.02(g) shall be made at the Bank’s office at 500 First Avenue, Second Floor, P7-PFSC-02-T, Pittsburgh, PA 15219, Attention: Letter of Credit Department, or such other address as the Bank may stipulate by written notice to the Borrower, and (ii) all reimbursement payments under Section 2.02(a) shall be made in immediately available funds.

Section 2.03 Intentionally Omitted.

Section 2.04 Obligations Absolute. The obligations of the Borrower under this Article shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances: (i) any lack of validity or enforceability of the Letter of Credit or any other agreement or document relating thereto (ii) any amendment or waiver of or any consent to or departure from the Letter of Credit or any document relating thereto; provided, that any such amendment, waiver, consent or departure which materially increases the Borrower’s liability under this Agreement shall not be effective without the Borrower’s written consent thereto; (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the Bank, any Participating Bank or any other Person, whether in connection with this Agreement, the transactions described herein or any unrelated transaction; or (iv) any of the circumstances contemplated in clauses (1) through (7), inclusive, of Section 2.06(a). The Borrower understands and agrees that no payment by it under any other agreement (whether voluntary or otherwise) shall constitute a defense to its obligations hereunder, except to the extent that the Bank has been indefeasibly paid in full.

Section 2.05 Indemnification. To the extent permitted by applicable law, the Borrower hereby indemnifies and holds harmless the Bank and the Participating Banks (and their directors, officers, employees and agents) from and against any and all claims, damages, losses, liabilities, costs or expenses (including attorneys’ fees for counsel of the Bank’s or any Participating Bank’s choice) whatsoever which the Bank or any Participating Bank may incur (or which may be claimed against the Bank or any Participating Bank by any person or entity whatsoever) by reason of or in connection with (a) the issuance or a transfer of, or payment or failure to pay under, the Letter of Credit, (b) any breach by the Borrower of any representation, warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement, including all fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default and (c) the involvement of the Bank or any Participating Bank in any legal suit, investigation, proceeding, inquiry or action as a consequence, direct or indirect, of the Bank’s issuance of the Letter of Credit, its entering into this Agreement or action taken thereunder or any other event or transaction contemplated by any of the foregoing; provided the Borrower shall not be required to indemnify the Bank or any Participating Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the gross negligence or willful misconduct of the Bank in determining whether documents presented under the Letter of Credit complied with the terms of the Letter of Credit or (ii) the Bank’s willful failure to pay under the Letter of Credit after the presentation to it by the Beneficiary of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit, unless the Bank in good faith believes that it is prohibited by law or other legal authority from making such payment. Nothing in this Section is intended to limit the Borrower’s reimbursement obligations contained in Section 2.02(a). The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 2.06 Liability of Bank.

(a) As between the Borrower and the Bank, the Borrower assumes all risks of the acts or omissions of the Beneficiary with respect to the Beneficiary’s use of the Letter of Credit. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (1) the use which may be made of the Letter of Credit or for any acts or omissions of the Beneficiary in connection therewith; (2) the form, validity, sufficiency, accuracy or genuineness of any documents (including without limitation any documents presented under the Letter of Credit), or of any statement therein or endorsement thereon, even if any such documents, statements or endorsements should in fact prove to be in any or all respects invalid, insufficient, fraudulent, forged, inaccurate or untrue; (3) the payment by the Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit, or any other failure by the Beneficiary to comply fully with conditions required in order to effect a drawing under the Letter of Credit; (4) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefit thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (5) errors, omissions, interruptions, losses or delays in transmission or delivery of any messages by mail, cable, telegraph, telex, telephone or otherwise; (6) any loss or delay in the transmission or otherwise of any document or draft required in order to make a drawing under the Letter of Credit; or (7) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit; except only that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused solely by (i) the Bank’s gross negligence or willful misconduct in determining whether documents presented under the Letter of Credit complied with the terms of the Letter of credit or (ii) the Bank’s willful failure to pay under the Letter of Credit after the presentation to it by the Beneficiary of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit, unless the Bank in good faith believes that it is prohibited by law or other legal authority from making such payment. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that if the Bank shall receive written notification from both the Beneficiary and the Borrower that documents conforming to the terms of the Letter of Credit to be presented to the Bank are not to be honored, the Bank agrees that it will not honor such documents.

(b) Except for the Bank’s obligations under the Letter of Credit, the Bank shall have no liability to the Borrower or any other person as a result of any reduction of the credit rating of the Bank or any deterioration in the Bank’s financial condition, and the Borrower hereby indemnifies and holds harmless the Bank from any and all claims, damages, losses, liabilities, costs or expenses relating to the Letter of Credit asserted by or on behalf of Borrower, or any affiliate or agent thereof, which the Bank may incur in connection therewith. No reduction of the credit rating of the Bank or deterioration in the Bank’s financial condition shall reduce or in any way diminish the obligations of the Borrower to the Bank under this Agreement, including without limitation the Borrower’s obligation to pay Letter of Credit commitment fees to the Bank and to reimburse the Bank, with interest, for any drawing under the Letter of Credit.

Section 2.07 Accounts.

(a) Establishment of Accounts. Concurrently with the execution and delivery of this Agreement, the Borrower shall establish and maintain with the Bank the Interest Reserve Account and the Capital Expenditures Reserve Account (each as defined below). The Borrower shall cause such accounts to be maintained at all times until such accounts are permitted to be closed in accordance with this Section 2.07.

(b) Interest Reserve Account Deposits and Disbursements.

(1) On the Date of Issuance, the Borrower shall establish and thereafter maintain with the Bank an account for the purpose of reserving amounts in respect of interest payments required pursuant to the terms hereof (the “Interest Reserve Account”) in an amount equal to the amount of the Interest Component under the Letter of Credit from time to time (the “Interest Reserve”).

(2) In the event an Event of Default has occurred under the Credit Documents, the Bank may, in its sole discretion, apply all or any portion of the Interest Reserve to the repayment of the Reimbursement Obligations or any other amounts due hereunder, in such order and priority as Bank so chooses in its sole discretion.

(3) So long as no Default or Event of Default exists and all Reimbursement Obligations have been paid in full or otherwise provided for to the Bank’s satisfaction, on the Stated Expiration Date, the balance of the Interest Reserve Account, if any, shall be paid over to the Borrower.

(4) Establishment of an Interest Reserve shall in no way relieve the Borrower of its obligations to pay the Reimbursement Obligations as set forth herein.

(c) Capital Expenditure Reserve Account

(1) On the Date of Issuance, the Borrower shall establish and thereafter maintain with the Bank an account for the purpose of reserving amounts for the payment of Capital Expenditures in respect of the Facility (the “Capital Expenditure Reserve Account”). Beginning on the Date of Issuance and continuing on or before the 15th day of each month thereafter until termination of this Reimbursement Agreement, the Borrower shall deposit $14,133 in the Capital Expenditure Reserve Account.

(2) Upon the request of the Borrower at any time that no Default or Event of Default is continuing (but not more often than once per calendar month), the Bank shall make disbursements to the Borrower from the Capital Expenditure Reserve Account to pay for or to reimburse the Borrower for Capital Expenditures in respect of the Facility; provided that:

(i) the Borrower shall deliver to the Bank invoices evidencing that the costs for Capital Expenditures which such disbursement is requested are due and payable;

(ii) the Borrower shall deliver to the Bank a certification confirming that all such costs have been previously paid by the Borrower or will be paid from the proceeds of the requested disbursement; and

(iii) the Bank may condition the making of a requested disbursement on (A) reasonable evidence establishing that the Borrower has applied any amounts previously received by it in accordance with this subsection (2) for the expenses to which specific draws made hereunder relate, (B) a reasonably satisfactory site inspection, and (C) receipt of lien releases and waivers from any contractors, subcontractors and others entitled to filing a Lien with respect to work paid for with the proceeds of the immediately preceding requested disbursement.

(3) So long as no Default or Event of Default exists and all Reimbursement Obligations have been paid in full or otherwise provided for to the Bank’s satisfaction, on the Stated Expiration Date, the balance of the Capital Expenditure Reserve Account, if any, shall be paid over to the Borrower.

(d) The Borrower hereby grants to the Bank a security interest in all rights of the Borrower in and to the Interest Reserve Account and the Capital Expenditure Reserve Account (collectively, the “Accounts”), and all sums on deposit therein. Subject to the rights of the Borrower expressly set forth herein to make withdrawals from the Accounts, the Borrower hereby acknowledges and agrees that the Bank shall have sole dominion and control of the Accounts. The Borrower shall not close any Account without obtaining the prior consent of the Bank. The Borrower shall maintain the Accounts and shall pay all fees and charges with respect thereto when due. All interest earned on amounts deposited in any Account shall be re-deposited therein and become part thereof. No funds in any Account may be commingled with any other funds of the Borrower or of any other Person or with any funds contained in any other Account. The Bank shall not be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to any Account as a result of the exercise by the Bank of any of its rights, remedies or obligations under any of the Credit Documents. All sums held in the Accounts shall constitute additional security for the Reimbursement Obligations. At any time following the occurrence and during the continuance of an Event of Default, the Borrower may apply any funds on deposit in the Accounts to repay the Reimbursement Obligations.

ARTICLE III

[Intentionally Omitted]

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Initial Fees. On the date of execution and delivery hereof, the Borrower shall pay to the Bank the Letter of Credit fees then due pursuant to Section 2.02(f).

Section 4.02 Documentation. As conditions precedent to the Bank’s issuance of the Letter of Credit, the Bank shall have received each of the following in form and substance satisfactory to the Bank:

(a) Executed copies of this Agreement and the other Credit Documents;

(b) A copy of the Indenture and the other Bond Documents;

(c) A copy of the Management Agreement;

(d) Such financing statements as the Bank may require to perfect the security interests granted hereunder and under the Security Agreement;

(e) Certified copies of the certificate of formation, operating agreement and authorizing resolutions of the Borrower; and a good standing certificate for the Borrower;

(f) A certificate or certificates of officers of each of the Borrower and the Guarantor as of the date of execution and delivery hereof stating that (i) the representations and warranties contained in Article V are true and correct, (ii) no Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the giving of notice or lapse of time or both, would constitute an Event of Default and (iii) the incumbency of officers;

(g) (i) A legal opinion of Garrett DeFrenza Stiepel LLP, counsel to the Borrower and the Guarantor covering such matters as to the Borrower and the Guarantor as the Bank may reasonably request, (ii) a legal opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding the Mortgage and the Lien related thereto, (iii) a legal opinion of Ballard Spahr LLP, counsel to the Bank, (iv) a legal opinion of Ice Miller LLP, bond counsel; and (v) the legal opinion of Venable LLP regarding the Guarantor.

(h) Audited consolidated financial statements of the Guarantor for the Fiscal Years ended December 31, 2009 (for the period commencing on May 3, 2009 and ending on December 31, 2009) and December 31, 2010, and unaudited consolidated financial statements of the Guarantor for the fiscal quarter ending September 30, 2011;

(i) Evidence of the insurance required by this Agreement and the Mortgage;

(j) A Phase I environmental audit/assessment of the Property, which must be satisfactory to the Bank in all respects and prepared by an environmental engineering firm acceptable to the Bank;

(k) An appraisal of the Property, which must be satisfactory in form and substance to the Bank and indicate that the “as is” value of the Property is at least $33,000,000;

(l) A property inspection report, which must be satisfactory to the Bank in all respects and prepared by an property inspector acceptable to the Bank;

(m) a Title Insurance Policy issued by the Title Company in an amount equal to the initial Letter of Credit Amount, insuring, as of the date of the issuance of the Letter of Credit, the Mortgage to be a valid first and prior lien on the Property, subject only to the Permitted Exceptions;

(n) Evidence that the Equity Investment has been made and fully funded;

(o) Evidence that the Interest Reserve Account and the Capital Expenditures Account have been established with the Bank and have been funded to the extent required pursuant to Section 2.07; and

(p) Such other documents, certificates, approvals, assurances and opinions as the Bank or its counsel may reasonably request.

Section 4.03 Additional Conditions Precedent. As additional conditions precedent to the issuance of the Letter of Credit, (i) the representations and warranties set forth in Article V of this Agreement and in all other documents delivered by the Borrower in connection herewith shall be true and correct as of the Date of Issuance; (ii) no material adverse change shall have occurred in the condition (financial or otherwise) of the Borrower between the most recent dates as to which information is given in the most recent audited financial statements of the Borrower and the Date of Issuance, and on or prior to the Date of Issuance no material transactions or obligations (not in the ordinary course of business or otherwise consented to by the Bank) shall have been entered into by the Borrower subsequent to the date of such financial statements; and (iii) on the Date of Issuance no Default or Event of Default shall have occurred and be continuing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 5.01 Existence; Compliance with Law. The Borrower (a) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the limited liability company power and authority, and legal right, to own and operate its property and to conduct the business in which it is currently engaged, (c) has furnished to the Bank true and complete copies of its articles of formation and operating agreement and (d) is in compliance with all Requirements of Law the non-compliance with which would have a Material Adverse Effect. The Guarantor is the general partner of Steadfast Operating Partnership, and Steadfast Operating Partnership is the sole member of the Borrower.

Section 5.02 [Intentionally Omitted].

Section 5.03 Power; Authorization; Enforceable Obligations. The Borrower has the power (limited liability company and otherwise), authority, and legal right, to make, deliver and perform this Agreement and has taken all necessary corporate action to authorize the obligations of the Borrower on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (including the member and creditors of the Borrower) is required hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement by or on behalf of the Borrower, except such as have been made or obtained prior to the Date of Issuance. This Agreement has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.04 No Legal Bar. The execution, delivery and performance of this Agreement by the Borrower and the issuance of the Letter of Credit will (a) not, to the

Borrower’s knowledge, violate any Requirement of Law applicable to the Borrower, (b) not violate any Material Contract, and (c) not result in, or require, the creation or imposition of any Liens on any of its properties or revenues pursuant to any such Requirement of Law or Material Contract.

Section 5.05 No Material Litigation. Except as previously disclosed to the Bank, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower or against any of its properties or revenues or against any Plan (a) with respect to this Agreement or any of the transactions contemplated hereby, or (b) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would have a Material Adverse Effect.

Section 5.06 No Violations. Except as previously disclosed to the Bank, (a) The Borrower is in compliance in all material respects with, and no breach of or default has occurred and is continuing under (i) any Requirement of Law, including without limitation any Requirement of Law relating to licensure, occupational safety and health or employment or labor practices; or (ii) any indenture, mortgage, agreement or other instrument or contract to which it is a party or otherwise subject, except for events, if any, which the Borrower has disclosed to the Bank and is proceeding in good faith to remedy; (b) the Borrower has not received any notice of the institution of any investigation or proceeding affecting the Borrower or the Facility under any Requirement of Law; and (c) the Borrower has no knowledge of any violation, nor is there any notice or other record of any violation, of any zoning, subdivision, environmental, building, fire, safety, health or other statute or Requirement of Law or restrictive covenant or other restriction applicable to the Facility, except for notices of violations received in the ordinary course of business which the Borrower is diligently proceeding in good faith and in full compliance with all Requirements of Law to remove or correct and which collectively do not and will not have a Material Adverse Effect.

Section 5.07 Ownership of Property. Exhibit B sets forth, as of the Date of Issuance, a description of the Facility and all the other real property owned or leased by the Borrower and identifies the street address, the current owner (and current record owner, if different) and whether such property is leased or owned. The Borrower has good and marketable fee simple title to or valid leasehold interests in all real property owned or leased by it and good title to all of its personal property subject to no Lien of any kind except Permitted Liens. The Borrower enjoys peaceful and undisturbed possession under its leases except to the extent the lack thereof would not have a Material Adverse Effect.

Section 5.08 Governmental Authorizations, Licenses, etc. The Borrower has obtained and holds in full force and effect, all necessary governmental and other authorizations and approvals, franchises, licenses, permits, certificates, qualifications, easements, rights of way and other rights, consents and approvals which are necessary for the operation of its business as presently operated and conducted and contemplated to be operated and conducted, except any the absence of which would not reasonably be expected to have a Material Adverse Effect.

Section 5.09 Patents, Trademarks, etc. The Borrower has obtained and holds in full force and effect all patents, trademarks, service marks, trade names, copyrights or licenses therefor and other such rights (if any), free from burdensome restrictions, which are necessary for the operation of its business as presently conducted. To the Borrower’s best knowledge, nothing in the conduct of the business of the Borrower infringes any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person so as to have a Material Adverse Effect.

Section 5.10 Single Purpose Entity Borrower is a Single Purpose Entity.

Section 5.11 ERISA. (a) Each Plan has complied in all respects with the applicable provisions of ERISA and the Code, except to the extent that failure to so comply would not have a Material Adverse Effect. No prohibited transaction or accumulated funding deficiency (each as defined in subsection 7(h) of ERISA) or Reportable Event has occurred with respect to any Single Employer Plan which would have a Material Adverse Effect.

(b) The present value of all accrued benefits under each Single Employer Plan maintained by the Borrower or a Commonly Controlled Entity (based on those assumptions used to fund the Plans), as calculated on a termination basis, did not, as of the last annual valuation date, exceed the value of the assets of the Plans allocable to such benefits by an amount which exceeds $500,000 or which would have a Material Adverse Effect.

(c) Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which any liability remains unsatisfied which would exceed $500,000 or which, together with liabilities referred in subsections (b) and (d) hereof, would exceed $500,000 or which in either event would have a Material Adverse Effect, and neither the Borrower nor any Commonly Controlled Entity would become subject under ERISA to any liability which would exceed $500,000 or which, together with other liabilities referred in subsections (b) and (d) hereof or this subsection (c), would exceed $500,000 or which in either event would have a Material Adverse Effect if the Borrower or such Commonly Controlled Entity were to withdraw completely from any Multiemployer Plan as of the valuation date most closely preceding the date this representation is made or deemed made. To the best of the Borrower’s knowledge, such Multiemployer Plans are neither in Reorganization as defined in Section 4241 of ERISA nor Insolvent.

(d) The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount which exceeds $500,000 or which, together with liabilities referred in subsections (b) and (c) hereof, exceeds $500,000 or which in either event would have a Material Adverse Effect.

Section 5.12 Other Material Contracts. The Borrower has complied with all material provisions of all Material Contracts and there exists no material default under any such Material Contract by the Borrower or by any other party thereto or any act, or circumstance which except for giving of notice or lapse of time would constitute a material default.

Section 5.13 Investment Company Act. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; or subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 5.14 Environmental Representations. The Borrower has furnished or caused to be furnished to the Bank environmental studies, as described in Exhibit C (the “Environmental Study”), and except as set forth therein, the Borrower has no actual knowledge of (a) any activity at the Property, or any storage, treatment or disposal of any waste connected with any activity at any of such sites, which has been conducted, or is being conducted, in material violation of any Environmental Law; (b) any of the following present at the Facility which could give rise to material liabilities, material costs for remediation or a Material Adverse Effect: (i) Contamination, (ii) polychlorinated biphenyls, (iii) asbestos or asbestos containing materials, (iv) urea formaldehyde foam insulation, or (v) tanks presently or formerly used for the storage of any liquid or gas; (c) any investigation or findings pertaining to the Property regarding the presence of radon gas or radioactive decay products of radon or the presence of radon or radon products in any existing structure located on the Property; and (d) the presence on the Property of tanks presently or formerly used for the storage of any liquid or gas below ground.

Section 5.15 Insurance. The Borrower carries insurance with reputable insurers (or, in the case of insurance other than fire and extended coverage insurance covering property, plant and equipment and business interruption insurance, under self-insurance programs in compliance with any Requirement of Law) in respect of the Property and operations, in such amounts and against such risks as is required by this Section 6.23 of this Agreement.

Section 5.16 Taxes. The Borrower has filed all income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessments received by it. The charges, accruals and reserves on the books of the Borrower in respect of taxes or other governmental charges are adequate.

Section 5.17 Solvency. The Borrower is and, after giving effect to this Agreement, will be Solvent.

Section 5.18 Disclosure. This Agreement, the other Credit Documents, the exhibits hereto and thereto and the other documents, certificates, schedules and statements furnished to the Bank by or on behalf of the Borrower in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made. There is no fact known to the Borrower which would have a Material Adverse Effect which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Bank by or on behalf of the Borrower prior to the date of execution and delivery of this Agreement in connection with the transactions contemplated hereby.

Section 5.19 Priority of Mortgage The Mortgage constitutes a valid first lien against the real and personal property described therein, prior to all other liens or encumbrances, including those which may hereafter accrue, excepting only Permitted Liens which do not and will not materially and adversely affect (a) the ability of the Borrower to pay in full its Reimbursement Obligations when due, (b) the security (and its value) set forth in the Mortgage or (c) the current use of the Land and the Improvements (each as defined in the Mortgage).

Section 5.20 No Illegal Activity as Source of Funds During the Borrower’s ownership of the Property, no portion of the Property has been or will be purchased, improved, equipped or furnished by the Borrower with proceeds of any illegal activity.

Section 5.21 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws Each of the Borrower and the Guarantor: (i) is not currently identified on OFAC List, and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. The Borrower has implemented procedures, and will consistently apply those procedures throughout the term of this Agreement, to ensure the foregoing representations and warranties remain true and correct.

ARTICLE VI

GENERAL COVENANTS

So long as any amount is available under the Letter of Credit or any amount is due and owing to the Bank hereunder, the Borrower covenants that, except to the extent the Bank shall otherwise consent in writing, each of the following covenants shall be performed and complied with by the Borrower as indicated:

Section 6.01 Maintain Single Purpose Entity Status The Borrower shall not:

(a) Engage in any business or activity other than the ownership, operation and maintenance of the Property and the Facility and activities incidental thereto;

(b) Acquire or own any material assets other than (A) the Property, and (B) such incidental machinery, equipment, fixtures and other personal property as may be necessary for the operation of the Property;

(c) Merge into or consolidate with any person or dissolve terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case the Bank’s prior written consent;

(d) Fail to preserve its existence as a limited liability company, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Bank, amend, modify, terminate or fail to comply with the provisions of its operating agreement, or similar organizational document as same may be further amended or supplemented;

(e) Own any subsidiary or make any investment in, any Person without the consent of the Bank;

(f) Commingle its assets with the assets of any of its members, affiliates, or of any other Person;

(g) Incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Reimbursement Obligations, obligations under the Bond Documents and trade payables incurred in the ordinary course of business which are not evidenced by a promissory note, provided same are paid when due;

(h) Fail to maintain its records, books of account and bank accounts separate and apart from those of its members, its Affiliates, the Affiliates of any of its members, and any other Person;

(i) Enter into any contract or agreement with any of its members or its Affiliates, or the Affiliates of any of its members, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(j) Seek its dissolution or winding up in whole, or in part;

(k) Maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its members or its Affiliates or the Affiliates of any of its members or any other Person;

(l) Hold itself out to be responsible for the debts of another Person or pay another Person’s liabilities out of its own funds;

(m) Make any loans or advances to any third party, including any of its members or Affiliates, or the Affiliates of any of its members;

(n) [Intentionally Omitted];

(o) Agree to, enter into or consummate any transaction which would render it unable to confirm that (i) it is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) it is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) none of the assets of the Borrower constitute “plan assets” (within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA;

(p) Fail to correct any misunderstanding by a third party regarding its separate identity from any of its members or Affiliates, or the Affiliates of any of its members when it is aware of such misunderstanding;

(q) Fail to maintain its books, records, resolutions and agreements as official records;

(r) Fail to hold its assets or to conduct its business in its own name;

(s) Fail to pay its own liabilities out of its own funds and assets;

(t) Fail to observe all limited liability company formalities, as applicable;

(u) Fail to maintain an arms-length relationship with Affiliates;

(v) Fail to allocate fairly and reasonably shared expenses with any Affiliates, including, shared office space, and to use separate stationery, invoices and checks;

(w) Fail to pay the salaries of its own employees from its own funds;

(x) Fail either to hold itself out to the public as a legal Person separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its members or Affiliates, or any member or Affiliate thereof);

(y) Fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; or

(z) Amend, modify or alter any provisions of its organizational documents relating to the foregoing restrictions.

Section 6.02 Compliance with Laws. The Borrower will comply in all material respects with all Requirements of Law applicable to its business, operations or the Facility, except for any such laws, rules, regulations and orders which it is contesting in good faith by appropriate proceedings and the noncompliance with which during such contest would not have a Material Adverse Effect if the result of such contest were adverse to it.

Section 6.03 Maintenance of Governmental Authorizations, Filings, Etc. The Borrower will maintain in full force and effect all of its governmental and other authorizations, approvals, consents, permits, licenses, certifications, qualifications and accreditations necessary or material for the conduct of its business and the ownership and operation of the Facility as they are presently being operated. The Borrower will promptly furnish to the Bank copies of all reports and correspondence relating to a loss or proposed revocation of any such authorization, approval, consent, permit, license, certification, qualification or accreditation which has or could have a Material Adverse Effect.

Section 6.04 Maintenance of Property. The Borrower will maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the Indenture, all Requirements of Law and the general practice of other businesses of similar character and size, the Facility and all of the other properties material or necessary to its business, and from time to time make or cause to be made all appropriate repairs, renewals or replacements thereof.

Section 6.05 Compliance with Other Contracts. The Borrower will comply with, or cause to be complied with, all material requirements and conditions of all contracts and insurance policies which relate to it or to the Facility, except to the extent non-compliance with any such contracts or insurance policies would not have a Material Adverse Effect or result in the cancellation of any such insurance policy.

Section 6.06 Environmental Laws. The Borrower will

(a) comply with, and require compliance by all tenants and to the extent possible, all subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and require that all tenants and to the extent possible, all subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws except to the extent that failure to so comply or obtain or maintain such documents would not have a Material Adverse Effect;

(b) comply with all lawful and binding orders and directives of all Governmental Authorities respecting Environmental Laws except to the extent that failure to so comply would not have a Material Adverse Effect; and

(c) defend, indemnify and hold harmless the Bank, and its employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by any of the Borrower, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorneys’ and consultants’ fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the negligence or willful misconduct of any of the foregoing enumerated parties.

Section 6.07 Inspection of Property; Books and Records; Discussions. (a) The Borrower will permit any of the officers or authorized employees or representatives of the Bank to visit and inspect, during normal business hours, the Facility and to examine and make excerpts from its books and records, except to the extent the Borrower is precluded by any Requirement of Law from disclosing any such information, and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Bank may reasonably request, provided that the Bank shall provide it with reasonable written notice prior to any visit or inspection; and

(b) maintain and keep proper books of record and account which enable it to issue financial statements in accordance with GAAP and as otherwise required by applicable Requirements of Law, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

Section 6.08 Reporting Requirements. The Borrower will furnish or cause to be furnished to the Bank the following in form satisfactory to the Bank:

(a) As soon as available, but in any event not later than 90 days after the close of each Fiscal Year of the Guarantor, consolidated financial statements for the Guarantor, including a balance sheet as at the end of such fiscal year, and related statements of cash flows and of operations and change in net assets for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with the prior year with such changes therein as shall be approved by the Guarantor’s independent certified public accountants, such consolidated financial statements to be certified by Ernst & Young LLP or other independent certified public accountants selected by the Guarantor and reasonably acceptable to the Bank, without any exception or qualification arising out of the restricted or limited nature of the examination made by such accountants;

(b) As soon as available, but in any event not later than 45 days after the end of each fiscal quarter of the Borrower, unaudited financial statements of the Borrower, including a balance sheet of the Borrower as at the end of such fiscal quarter, and the related statements of cash flows and of operations and change in net assets all for the period from the beginning of such fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the like period of the preceding Fiscal Year; all in reasonable detail, prepared (except for the cash flow statements) in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with prior periods (subject to normal year-end audit adjustments) and certified on behalf of the Borrower by its Chief Financial Officer;

(c) As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Guarantor, unaudited consolidated financial statements of the Guarantor, including a balance sheet of the Guarantor as at the end of such fiscal quarter, and the related statements of cash flows and of operations and change in net assets all for the period from the beginning of such fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the like period of the preceding Fiscal Year; all in reasonable detail, prepared (except for the cash flow statements) in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with prior periods (subject to normal year-end audit adjustments) and certified on behalf of the Guarantor by its Chief Financial Officer;

(d) Concurrently with the delivery of the financial statements referred to in subsection (b), a certificate of the chief financial officer of the Borrower in substantially the form of Exhibit D (each a “Compliance Certificate”) showing in detail the calculations demonstrating compliance with the financial covenant set forth in Section 6.10, and stating that, to the best of such officer’s knowledge, the Borrower during such period has kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement in all material respects and that such officer has obtained no knowledge of any Default or Event of Default except as specifically indicated; if the Compliance Certificate shall indicate that such officer has obtained knowledge of a Default or Event of Default, such Compliance Certificate shall state what efforts the Borrower is making to cure or cause to be cured such Default or Event of Default;

(e) As soon as available, but in any event not later than 90 days after the end of each Fiscal Year, the annual budget of the Borrower;

(f) As soon as available, but in any event not later than 30 days after the end of each fiscal quarter of the Borrower, a leasing report for the Facility;

(g) As soon as available, but in any event not later than 30 days after the end of each fiscal quarter of the Borrower, a rent roll report for the Facility;

(h) As soon as available, but in any event not later than 30 days after the filing thereof, the annual tax returns for the Borrower and the Guarantor.

(i) Within 30 days after request therefore by the Bank, such detailed financial projections, forecasts and budgets as the Bank may from time to time reasonably request;

(j) Upon receipt thereof by the Borrower, copies of any letter or report with respect to its management, operations or properties submitted by its accountants in connection with any annual or interim audit of the Borrower’s accounts, and a copy of any written response of the Borrower to any such letter or report; and

(k) Such other information respecting the operations and properties, financial or otherwise, of the Borrower as the Bank may from time to time reasonably request.

Section 6.09 [Intentionally Omitted].

Section 6.10 Financial Covenant. The Borrower will maintain, on a rolling four-quarter basis, as of the last day of each fiscal quarter ending during the periods set forth below, a Debt Service Coverage Ratio equal to or greater than that set forth below opposite such period:

Period	Debt Service Coverage Ratio

Date of Issuance through and including March 30, 2013	1.25 to 1.0

March 31, 2013 through and including March 30, 2014	1.30 to 1.0

March 31, 2014 through and including March 30, 2015	1.35 to 1.0

March 31, 2015 and thereafter	1.40 to 1.0

Section 6.11 Limitation on Liens. The Borrower will not create, incur, assume or suffer to exist any Lien upon the Facility or any of its other property, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

Section 6.12 Payment of Indebtedness. The Borrower will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Indebtedness of whatever nature, except, to the extent any such payment is being contested in good faith, in appropriate proceedings which are being diligently pursued by the Borrower and where adequate and appropriate reserves therefor have been set aside by the Borrower and such non-payment has not given rise to any Lien on its assets.

Section 6.13 Limitation on Optional Payments; Conversions.

(a) The Borrower will not make any optional payment or prepayment on or redemption or purchase of the Bonds without the prior written consent of the Bank, which consent shall not be unreasonably conditioned, withheld or delayed upon receipt by the Bank of satisfactory evidence of the Borrower’s ability to reimburse the Bank for any Demand under the Letter of Credit for such prepayment or redemption.

(b) The Borrower will not direct or permit the conversion or establishment of the interest rate on the Bonds to an interest rate other than the Weekly Rate, unless either (i) the Letter of Credit is being terminated in connection therewith and the Borrower demonstrates to the reasonable satisfaction of the Bank that at the time of such conversion the Bank will be fully reimbursed for all drawings on the Letter of Credit at or before such conversion or (ii) the Bank consents in writing to such conversion or establishment.

Section 6.14 Notices. The Borrower will promptly give notice to the Bank of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any material provision of any Material Contract of the Borrower or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect or (iii) any notice from a licensing, accrediting or certifying body that indicates an intent to terminate any license, accreditation or certification of any facility of the Borrower, together with copies of any reports and correspondence relating thereto, as well as a statement of the actions taken or to be taken by the Borrower to avoid any such termination;

(c) any reorganization or change of corporate structure or control, senior officers (which shall be deemed to mean the chief executive officer, chief operating officer and chief financial officer of the Borrower or the Guarantor), management (including any execution and delivery, material revision or termination of the Management Agreement for the provision of management services for the Facility), auditors, corporate name, trade name (under which the Borrower is conducting material operations) or other material identity affecting the Borrower;

(d) any litigation or proceeding which, if adversely determined, could have a Material Adverse Effect or wherein the potential damages, in the reasonable judgment of the Borrower based upon the advice of counsel experienced in such matters (including counsel provided by the Borrower’s professional liability or general liability insurance carrier), exceed by more than $100,000 the applicable insurance coverage (if any) maintained by the Borrower (except for the deductible amounts applicable to such policies);

(e) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan which may, individually or in the aggregate, result in a liability which would have a Material Adverse Effect or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Single Employer Plan in a distress termination under Section 4041(c) of ERISA or Multiemployer Plan; and

(f) any event which has had a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of an officer of the Borrower, setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

Section 6.15 Credit Documents.

(a) The Borrower will not modify, amend or supplement, or give any consent to any modification, amendment or supplement, or make any waiver with respect to, any provision of any Credit Document without the prior written consent of the Bank.

(b) The Borrower shall punctually pay or cause to be paid when due all amounts payable by it under the Credit Documents and observe and perform all of the other conditions, covenants and requirements of the Credit Documents applicable to it.

(c) The Borrower shall take or cause to be taken all such action within the power or right of the Borrower as may be reasonably requested by the Bank to strictly enforce the obligations under the Credit Documents of each of the other parties thereto if the failure to take such action would materially adversely affect the rights, interests or obligations of the Bank.

Section 6.16 Replacement of Remarketing Agent Without the prior written approval of the Bank (which approval shall not be unreasonably withheld), the Borrower shall not (a) appoint or permit or suffer to be appointed any successor Remarketing Agent without the prior written consent of the Bank or (b) enter into any successor Remarketing Agreement that contains provisions (including provisions that protect the rights and interests of the Bank) that are not substantially (other than the identity of the successor Remarketing Agent and fees payable thereunder) the same in all respects material, in the reasonable judgment of the Bank, to the interests of the Bank as those contained in the Remarketing Agreement as in effect on the date hereof. The Borrower shall provide to the Bank a copy of such successor Remarketing Agreement promptly upon execution and delivery thereof.

Section 6.17 Alternate Credit Facility The Borrower will not deliver to the Trustee an Alternate Credit Facility (as defined in the Indenture) pursuant to Section 401(b) of the Indenture unless (a) the Borrower shall have given 60 days’ written notice of such delivery to the Bank, (b) such Alternate Credit Facility and any substitute reimbursement agreement pursuant to which such Alternate Credit Facility is issued shall require as a condition of such delivery, that the Borrower shall have paid in full all Reimbursement Obligations and Hedging

Obligations, (c) immediately prior to or simultaneously with such delivery, either the Borrower or the issuer of such Alternate Credit Facility shall have purchased from the Bank all outstanding Bank Bonds by payment in full of the principal amount thereof and all accrued and unpaid interest thereon and the Borrower shall have paid to the Bank all other Reimbursement Obligations and Hedging Obligations then owing.

Section 6.18 Updated Appraisals For so long as the Borrower has any Reimbursement Obligations, the Bank may at any time cause the Property to be appraised by an appraiser selected by the Bank in accordance with the Bank’s appraisal guidelines and procedures then in effect, and the Borrower agrees to cooperate in all respects with such appraisals and furnish to the appraisers all requested information regarding the Property. If a Default or Event of Default exists, the Borrower agrees to pay all costs incurred by the Bank in connection with such appraisal which costs shall be secured by the Mortgage.

Section 6.19 Leases The Borrower shall perform all of the Borrower’s material obligations under each Lease on or before the due date thereof (if a due date is applicable).

Section 6.20 Management Agreement The Borrower shall maintain the Management Agreement in full force and effect and timely perform all of the Borrower’s obligations thereunder and enforce performance of all obligations of the Manager thereunder and not permit the termination, material amendment or assignment of the Management Agreement unless the prior written consent of the Bank is first obtained, which consent shall not be unreasonably withheld, conditioned or delayed. The Borrower will enter into and cause Manager to enter into the Assignment and Subordination of Management Agreement. The Borrower will not enter into any other management agreement or replace Manager under the existing Management Agreement without the Bank’s prior written consent, which consent shall not be unreasonably withheld. The Bank acknowledges that it has approved the Management Agreement.

Section 6.21 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws The Borrower shall comply with all Requirements of Law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon the Borrower’s request from time to time during the term of this Agreement, the Borrower shall certify in writing to the Bank that the Borrower’s representations, warranties and obligations under Article 5 of this Agreement remain true and correct and have not been breached. The Borrower shall promptly notify the Bank in writing if any of such representations, warranties or covenants are no longer true or have been breached or if the Borrower has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, the Borrower shall comply with all Requirements of Law and directives of Governmental Authorities and, at the Bank’s request, provide to the Bank copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. The Borrower shall also reimburse the Bank any expense incurred by the Bank in evaluating the effect of such an event on this Agreement and the Letter of Credit and the Bank’s interest in the Collateral (as defined in the Security Agreement), in obtaining any necessary license from Governmental Authorities as may be necessary for the Bank to enforce its rights under the Credit Documents, and in complying with all Requirements of Law applicable to the Bank as the result of the existence of such an event and for any penalties or fines imposed upon the Bank as a result thereof.

Section 6.22 Dividends, Distributions and Redemptions If a Default of which the Borrower has been notified or an Event of Default exists, except as otherwise consented to by the Bank in writing, declare or pay any distributions to its shareholders, members or partners, as applicable, or purchase, redeem, retire, or otherwise acquire for value, any ownership interests in the Borrower now or hereafter outstanding, return any capital to its shareholders, members or partners, as applicable, or make any distribution of assets to its shareholders, members, or partners, as applicable.

Section 6.23 Insurance Maintain, at its expense, or cause to be maintained, the following insurance coverages and policies with respect to the Property, which coverages and policies must be acceptable to the Bank in its sole and reasonable discretion:

(a) Comprehensive “all risk” or “special” cause of loss insurance, including coverage for windstorms and hail, in an amount equal to 100% of the full replacement cost of the Property, which replacement cost shall be determined by the “Insurable Value” or “Cost Approach to Value” reflected in the most recent Bank approved appraisal for the Property, without deduction for depreciation. Such insurance shall also include (i) agreed insurance amount endorsement waiving all co-insurance provisions, and (ii) an “Ordinance or Law Coverage” endorsement if the Property or the use thereof shall constitute a legal non-conforming structure or use.

(b) Commercial general liability insurance for personal injury, bodily injury, death or property damage, in or about the Property to be on a so-called “occurrence” basis for at least $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate with a $10,000,000.00 umbrella coverage.

(c) Business interruption income insurance for the Property in an amount equal to 100% of the net income plus carrying costs and extraordinary expenses of the Property for a period of twelve (12) months as projected by the Bank, containing a 90-day extended period of indemnity endorsement.

(d) Flood Hazard insurance if any portion of the Property is located in a “flood zone area,” as identified in the Federal Register by the Federal Emergency Management Agency as a 100-year flood zone or “special flood hazard area” and in which flood insurance is available. In lieu thereof, the Bank will accept proof, satisfactory to it in its reasonable discretion, that the Improvements are not within the boundaries of a designated “flood zone area” or “special flood hazard area”.

(e) Workers’ compensation insurance, if applicable and required by state law, subject to applicable state statutory limits.

(f) Comprehensive boiler and machinery insurance, including property damage coverage and time element coverage in an amount equal to 100% of the full replacement cost, without deduction for depreciation, of the Property housing the machinery, if steam boilers, pipes, turbines, engines or any other pressure vessels are in operation with respect to the

Property. Such insurance coverage shall include a “joint loss” clause if such coverage is provided by an insurance carrier other than that which provides the comprehensive “all risk” insurance described above.

(g) During the period of any construction and/or renovation of capital improvements with respect to the Property or any new construction at the Property, builder’s risk insurance for any improvements under construction and/or renovation, including, without limitation, costs of demolition and increased cost of construction or renovation, in an amount equal the amount of the general contract plus the value of any existing purchase money financing for improvements and materials stored on or off the Property, including “soft cost” coverage.

(h) Such other insurance coverages as may be deemed necessary at any time during the term of this Agreement and as shall be provided within such time periods as the Bank may determine, in each case, in its commercially reasonable discretion, provided that such coverages are available at commercially reasonable rates and are customarily required by institutional lenders for similar projects.

All insurance policies shall have a term of not less than one year, shall be in the amounts set forth herein, and shall be in the form and amounts as, from time to time, shall be acceptable to the Bank in its sole and reasonable discretion, and may be subject to commercially reasonable deductibles. All such policies (with the exception of workers’ compensation insurance) shall provide for loss payable solely to the Bank and shall contain a standard “non-contributory mortgagee” endorsement or its equivalent relating, among other things, to recovery by the Bank notwithstanding the negligent or willful acts or omissions of the Borrower and notwithstanding (i) occupancy or use of the Property for purposes more hazardous than those permitted by the terms of such policy, (ii) any foreclosure or other action taken by the Bank pursuant to the Mortgage upon the occurrence of an Event of Default thereunder, or (iii) any change in title or ownership of the Property.

All insurance policies must be written by an admitted carrier authorized to do business in the state in which the Property is located and such insurance carrier must have a long-term senior debt rating of at least “A-” by Standard and Poor’s Rating Service.

All liability insurance policies (including, but not limited to, general liability, professional liability and any applicable blanket and/or umbrella policies) must name “PNC Bank, National Association and its successors and/or assigns” as additional insureds, and all property insurance policies must name “PNC Bank, National Association and its successors and/or assigns” as the named mortgage holder entitled to all insurance proceeds.

All insurance policies for the above-required insurance must provide for thirty (30) days prior written notice of cancellation to the Bank.

Policies or binders, together with evidence of the above required insurance on ACORD Form 25 for liability insurance and on ACORD Form 27 or ACORD Form 28 or their equivalents for property insurance, must be submitted to the Bank prior to the Date of Issuance.

With respect to insurance policies which require payment of premiums annually, prior to the expiration dates of the insurance policies obtained pursuant to this Agreement, the Borrower shall pay such amount. Prior to the expiration dates of the insurance policies obtained pursuant to this Agreement, originals or certified copies of renewals of such policies (or certificates evidencing such renewals) bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to the Bank of such payment, which premiums shall not be paid by the Borrower through or by any financing arrangement, shall be delivered by Borrower to the Bank at the address set forth in Section 8.01 hereof. The Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Section 6.23. If the limits of any policy required hereunder are reduced or eliminated due to a covered loss, the Borrower shall pay the additional premium, if any, in order to have the original limits of insurance reinstated, or the Borrower shall purchase new insurance in the same type and amount that existed immediately prior to the loss.

If the Borrower fails to maintain and deliver to the Bank the original policies or certificates of insurance required by this Agreement, the Bank may, at its option, following notice to the Borrower, procure such insurance and the Borrower shall pay or, as the case may be, reimburse the Bank for, all premiums thereon promptly, upon demand by the Bank, with interest thereon at the Default Rate from the date paid by the Bank to the date of repayment and such sum shall constitute a part of the Reimbursement Obligations.

The insurance required by this Agreement may, at the option of the Borrower, be effected by blanket and/or umbrella policies issued to the Borrower or to an Affiliate of the Borrower covering the Property and the properties of such Affiliate; provided that, in each case, the policies otherwise comply with the provisions of this Agreement and allocate to the Property, from time to time, the coverage specified by this Agreement, without possibility of reduction or coinsurance by reason of, or damage to, any other property (real or personal) named therein. If the insurance required by this Agreement shall be effected by any such blanket or umbrella policies, the Borrower shall furnish to the Bank original policies or certified copies thereof, with schedules attached thereto showing the amount of the insurance provided under such policies which is applicable to the Property.

Neither the Bank nor its agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Agreement; it being understood that (a) the Borrower shall look solely to its insurance company for the recovery of such loss or damage, (b) such insurance company shall have no rights of subrogation against the Bank, its agents or employees, and (c) the Borrower shall use its best efforts to procure from such insurance company a waiver of subrogation rights against the Bank. If, however, such insurance policies do not provide for a waiver of subrogation rights against the Bank (whether because such a waiver is unavailable or otherwise), then the Borrower hereby agrees, to the extent permitted by law and to the extent not prohibited by such insurance policies, to waive its rights of recovery, if any, against the Bank, its agents and employees, whether resulting from any damage to the Property, any liability claim in connection with the Property or otherwise. If any such insurance policy shall prohibit the Borrower from waiving such claims, then the Borrower must obtain from such insurance company a waiver of subrogation rights against the Bank.

The Borrower appoints the Bank as the Borrower’s attorney-in-fact, which appointment shall be deemed irrevocable and coupled with an interest, to cause the issuance of an endorsement of any insurance policy to bring the Borrower into compliance herewith and, as limited below, at the Bank’s sole option, to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage covered under any such insurance policy; provided, however, that in no event will the Bank be liable for failure to collect any amounts payable under any insurance policy.

Section 6.24 Radon Remediation. The Borrower has provided the Bank with the January 18, 2012 report regarding Radon Resampling at: Windsor on the River prepared by EMG, Inc. (“EMG”) for EMG Project Number 99862.11R-003.173 (the “Report”). The Report contains a plan (the “Plan”) for remediation of certain dwelling units at the Facility (the “Remediation Units”), a list of which is attached hereto as Exhibit G, by EMG or another environmental consultant selected by the Borrower and reasonably acceptable to the Bank, and the Borrower shall cause the Plan to be commenced and completed within one hundred eighty (180) days after the date hereof, subject to extension on a day for day basis in the event of any delay caused by a force majeure event other than the Borrower’s financial inability to perform. The Borrower shall monitor and remediate the radon conditions in the Remediation Units pursuant to the Plan. Without limiting the generality of the preceding sentence, the Bank may, to the extent reasonably necessary, require (a) periodic reports regarding the Plan from the Borrower in form, substance and at intervals as the Bank may reasonably specify but in no event more often than monthly, (b) an amendment to the Plan if reasonably required to address changing circumstances, laws or other matters relating to the Remediation Units, (c) subject to tenant’s rights under the Leases, at the Borrower’s sole expense, supplemental examination of the Remediation Units by EMG or another consultant selected by the Borrower and reasonably acceptable to Bank, (d) subject to tenant’s rights under the Leases and prior written notice to the Borrower, access at reasonable times to the Remediation Units by the Bank, its agents or servicer, to review and assess the environmental condition of the Remediation Units and the Borrower’s compliance with the Plan, and (e) reasonable and necessary variation of the Plan in response to any additional reports provided by any such consultants.

Section 6.25 Immediate Repairs. The Borrower shall perform the repairs at the Property as set forth on Exhibit F hereto (such repairs hereinafter referred to as “Immediate Repairs”) and shall complete each of the Immediate Repairs within one hundred fifty (150) days of the date hereof, subject to extension on a day for day basis in the event of any delay caused by a force majeure event other than the Borrower’s financial inability to perform. All Immediate Repairs shall be completed in a good and workmanlike manner and in accordance with all applicable legal requirements. The Borrower shall provide the Bank with evidence (reasonably satisfactory to the Bank) that the Immediate Repairs have been timely and properly completed.

Section 6.26 Further Assurances. The Borrower will execute, acknowledge where appropriate, and deliver or file, and cause to be executed, acknowledged where appropriate, and delivered or filed, from time to time promptly at the request of the Bank, all such instruments and documents as are necessary or advisable to carry out the intent and purpose of this Agreement and the Credit Documents.

ARTICLE VII

DEFAULTS AND REMEDIES

Section 7.01 Defaults. Each of the following shall constitute an event of default hereunder (“Event of Default”):

(a) Failure by the Borrower to make or cause to be made when due any payment under this Agreement as (i) reimbursement for a drawing under the Letter of Credit, (ii) any fees payable pursuant to Section 2.02(f), or (iii) interest on any such drawing or fees;

(b) Failure by the Borrower to make any other payment within thirty (30) days of the date when it is due under this Agreement;

(c) Failure by the Borrower to perform or comply with any of the other terms or conditions contained in this Agreement or any other document delivered by it to the Bank pursuant to this Agreement and continuance of such failure for thirty (30) days after the earlier of written notice from the Bank to the Borrower, or the Borrower has knowledge that such failure has occurred, or such longer period as may be necessary to cure a default if it is not curable by the exercise of due diligence within such 30 day period, provided that the Borrower shall have commenced to cure such default within such 30 day period and shall complete such cure as quickly as reasonably possible with the exercise of due diligence, but in any event within ninety (90) days;

(d) Any of the representations or warranties of the Borrower set forth in this Agreement or any other document furnished to the Bank by or on behalf of the Borrower pursuant to the terms hereof is false or misleading in any material respect;

(e) Any material provision of this Agreement shall at any time for any reason cease to be valid and binding on the Borrower, or is declared to be null and void by a court with jurisdiction over the matter, or is violative of any applicable law relating to a maximum amount of interest permitted to be contracted for, charged or received, or the validity or enforceability thereof is contested by the Borrower, or any governmental agency, court of authority, or the Borrower denies that it has any or further liability or obligation under this Agreement;

(f) The occurrence of an Event of Default as defined in the Indenture or the Repayment Guaranty;

(g) The Borrower (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian or the like of the Borrower, or of the Borrower’s property, or (ii) admits in writing the inability of the Borrower to pay its debts generally as they become due, or (iii) makes a general assignment for the benefit of creditors, or (iv) is adjudicated a bankrupt or insolvent, or (v) commences a voluntary case under the United States Bankruptcy Code or files a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or files an answer admitting the material allegations of a petition filed against the Borrower in any bankruptcy, reorganization or insolvency proceeding, or action of the Borrower is taken for the purpose of effecting any of the foregoing, or (vi) has instituted against it, without the application, approval or consent of the Borrower a proceeding in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Borrower an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up or liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Borrower, or of all or any substantial part of the assets of the Borrower, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Borrower in good faith, the same (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed and undischarged for a period of 60 days;

(h) The Borrower fails to maintain in full force and effect the hazard or other insurance required pursuant to this Agreement or the Mortgage or the Indenture;

(i) Any litigation or administrative proceeding ensues, and is not dismissed within 60 days, involving the Borrower or any instrument, contract or document delivered to the Bank in compliance with this Agreement, and in the Bank’s reasonable judgment (i) such litigation or proceeding is likely to be formally adjudicated adversely to the Borrower and (ii) the adverse result of such litigation or proceeding would have in the Bank’s reasonable opinion, a materially adverse effect on the Borrower’s ability to pay its obligations and comply with the covenants under this Agreement;

(j) Any one or more judgments or orders are entered against the Borrower, where such judgments or orders aggregate $250,000 or more and either (i) continue unsatisfied and unstayed for 60 days or (ii) a judgment lien on any property of the Borrower is recorded in respect thereof and is not stayed pending appeal by a bond or other arrangement given or obtained by the Borrower on terms which do not violate any of the Borrower’s covenants under this Agreement;

(k) Failure by the Borrower or to make any payment or payments in respect of any Indebtedness, in a principal amount of $250,000 or more, when such payment or payments are due and payable (after notice (if applicable) and the lapse of any applicable grace period) that results in the acceleration of such Indebtedness or enables the holder or holders of any such Indebtedness or any person acting on behalf of such holder or holders to accelerate the maturity of any such Indebtedness;

(l) The occurrence of any default or event of default with respect to any other credit arrangement under which the Borrower is indebted to the Bank, which is not cured after notice (if applicable) and the lapse of any applicable cure period;

(m) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Bank, likely to result in the termination by action of the PBGC or any court of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any would have a Material Adverse Effect;

(n) Any Governmental Authority takes any other action or imposes any other requirement as a sanction for failure to meet any Requirement of Law which could have a Material Adverse Effect, or the Borrower or the Guarantor ceases to conduct its business, or is enjoined, restrained or in any way prevented by any order or directive of any Governmental Authority from conducting all or any material part of its business for more than 60 consecutive days;

(o) The Guarantor shall cease to be the general partner of the Steadfast Operating Partnership or the Steadfast Operating Partnership ceases to be the sole member of the Borrower; or

(p) The occurrence of an event of default under any Hedging Agreement entered into with the Bank or any Affiliate of the Bank.

Section 7.02 Remedies. Upon the occurrence of an Event of Default, at the sole election of the Bank, (i) all Bank Reimbursement Obligations and Hedging Obligations shall become immediately due and payable, without demand, presentment, protest or notice of any kind, all of which are hereby expressly waived, (ii) the Bank may give notice to the Trustee of an Event of Default, which notice or any subsequent notice may provide that the Bank is exercising some or all of its remedies hereunder or under any Credit Document (including the Indenture), and (iii) the Bank shall have the rights and remedies available to it under the Credit Documents (and the other Credit Documents, if specified therein) or otherwise available pursuant to law or equity, provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the United States Bankruptcy Code, the Reimbursement Obligations shall automatically become due and payable, without presentment, demand, protest of any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 7.03 Waivers; Consents. No waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Bank and/or the Borrower, as applicable, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 7.04 No Waiver; Remedies Cumulative. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; and no single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies available under any other document or at law or in equity.

Section 7.05 Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time without notice to the Borrower (any such notice being expressly waived by the Borrower) and, to the fullest extent permitted by law, to set off and to apply any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or moneys at any time held and other indebtedness at any time owing by the Bank to or for the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, any Hedging Agreement or any other agreement or instrument delivered by the Borrower to the Bank in connection therewith, whether or not the Bank shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices. All notices and other communications provided for hereunder shall, unless otherwise specified, be given or made in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such notice on a site on the World Wide Web (a “Website Posting”) if notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section) in accordance with this Section. Any such notice must be delivered to the applicable parties hereto as the following addresses:

If to the Bank:

PNC Bank, National Association

26901 Agoura Road, Suite 200

Calabasas Hills, CA 91301

Attention: Sandeep Patel

Facsimile No.: (818) 880-3303

If to the Borrower:

SIR Windsor on the River, LLC

c/o: Steadfast Companies

18100 Von Karman Ave., Suite 500

Irvine, CA 926122

Attention: Ana Marie del Rio, Esq.

Facsimile No.: (949) 777-8316

with a copy to:

Garrett DeFrenza Stiepel LLP

695 Town Center Drive, Suite 500

Costa Mesa, California 92626

Attention: Marc DeFrenza

Facsimile No.: (714) 384-4320

(valid until March 9, 2012)

Garrett DeFrenza Stiepel LLP

3200 Bristol Street, Suite 850

Costa Mesa, California 92626

Attention: Marc DeFrenza

Facsimile No.: (714) 384-4320

(valid after March 9, 2012)

If to the Remarketing Agent:

Stern Brothers & Co.

801 West 47th Street, Suite 401

Kansas City, MO 64112

Attention: Marc DeFrenza

Any such notice to the Bank shall refer to this Agreement and PNC Bank, National Association Irrevocable Letter of Credit No. 18116631-00-000. Either party hereto may change the address to which notices to it are to be sent by written notice given to the other persons listed in this Section. All notices shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such notice receives confirmation of the delivery thereof from its own facsimile machine;

(d) In the case of electronic transmission, when actually received;

(e) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section; and

(f) If given by any other means (including by overnight courier), when actually received.

Section 8.02 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. The Borrower may not assign its rights under this Agreement without the prior written consent of the Bank. The Borrower and the Bank intend that no other Person shall have any claim or interest under this Agreement or right of action hereon or hereunder.

Section 8.03 Survival of Covenants. All covenants made by the Borrower herein and in any document delivered pursuant hereto shall survive the delivery of this Agreement and the Letter of Credit and any advances under the Letter of Credit.

Section 8.04 Counterparts. The execution hereof by each party hereto shall constitute a contract between them for the uses and purposes herein set forth, and this Agreement may be executed in any number of counterparts, with each executed counterpart constituting an original and all counterparts together constituting one agreement.

Section 8.05 Costs, Expenses and Taxes. The Borrower agrees to pay promptly following Bank’s request therefor all reasonable costs and expenses of the Bank in connection with the preparation, execution, delivery and administration of this Agreement, the Letter of Credit, the Participation Agreements and any other documents that may be delivered in connection with this Agreement, the Letter of Credit, the Participation Agreements or any amendments or supplements thereto, including without limitation the reasonable fees and expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement, the Letter of Credit and such other documents, and all costs and expenses, if any, including without limitation reasonable counsel fees and expenses of the Bank, in connection with the enforcement of this Agreement, the Letter of Credit, the Participation Agreements and such other documents. In addition, the Borrower shall pay any and all stamp and other taxes and governmental fees payable or determined to be payable in connection with the execution and delivery of this Agreement, the Letter of Credit, the Participation Agreements and such other documents and agrees to indemnify and to hold the Bank and the Participating Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees; provided the Bank promptly notifies the Borrower of any such taxes and fees.

Section 8.06 Amendments. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower or the Bank therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, the Borrower or both, as applicable.

Section 8.07 Severability; Interest Limitation. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction, it shall be ineffective as to such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision as to such jurisdiction to the extent it is not prohibited or unenforceable, nor invalidate such provision in any other jurisdiction, nor invalidate the other provisions hereof. Notwithstanding anything to the contrary herein contained, the total liability of the Borrower for payment of interest pursuant hereto shall not exceed the maximum amount, if any, of such interest permitted by applicable law to be contracted for, charged or received, and if any payments by the Borrower to the Bank include interest in excess of such a maximum amount, the Bank shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded to the Borrower; provided that, to the extent permitted by applicable law, in the event the interest is not collected, is applied to principal or is refunded pursuant to this sentence and interest thereafter payable pursuant hereto shall be less than such maximum amount, then such interest thereafter so payable shall be increased up to such maximum amount to the extent necessary to recover the amount of interest, if any, theretofore uncollected, applied to principal or refunded pursuant to this sentence. Any such application or refund shall not cure or waive any Event of Default. In determining whether or not any interest payable under this Agreement exceeds the highest rate permitted by law, any nonprincipal payment (except payments specifically stated in this Agreement to be “interest”) shall be deemed, to the extent permitted by applicable law, to be an expense, fee, premium or penalty rather than interest.

Section 8.08 [Intentionally Omitted].

Section 8.09 Complete Agreement. Taken together with the other instruments and documents delivered in compliance herewith, this Agreement is a complete memorandum of the agreement of the Borrower and the Bank. Waivers or modifications of any provision hereof must be in writing signed by the party to be charged with the effect thereof.

Section 8.10 Consent to Jurisdiction; Venue; Waiver of Jury Trial. The Borrower hereby irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or the Letter of Credit may be brought in any federal or state court located in Pittsburgh, Pennsylvania and consents to the jurisdiction of such court in any such suit, action or proceeding, (ii) agrees that any suit, action or other legal proceeding by the Borrower against the Bank shall be brought solely in a federal or state court located in Pittsburgh, Pennsylvania, and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by mailing of copies of such process to the Borrower at its address provided under or pursuant to Section 8.01. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this Section shall be by certified or registered mail, return receipt requested. Nothing in this Section shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any suit, action or proceeding against the Borrower or its property in the courts of any other jurisdiction. The Borrower and the Bank hereby waive the right to trial by jury in any action arising hereunder or under any of the Credit Documents or otherwise in connection herewith.

Section 8.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to its principles of conflicts of law. The Letter of Credit shall be governed and construed as set forth therein.

Section 8.12 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13 Participations. Notwithstanding any other provision of this Agreement, the Borrower understands that the Bank may enter into one or more participation agreements (each a “Participation Agreement”) with other banks or financial institutions (each a “Participating Bank”) whereby the Bank will allocate to the Participating Banks certain percentages of the payment obligations of the Borrower under this Agreement and the funding obligations of the Bank under the Letter of Credit. The Borrower acknowledges, that, for the convenience of all parties, this Agreement is being entered into with the Bank only and that the Borrower’s obligations under this Agreement are and will be undertaken for the benefit of, and as an inducement to, the Participating Banks as well as the Bank. Without limiting the foregoing, the Borrower acknowledges that Sections 2.02(h), 2.05 and the indemnity under Section 8.05 are also for the benefit of the Participating Banks, and agrees to make any payments required by such provisions for the account of any one or more Participating Banks on demand of the Bank. Notwithstanding the foregoing, the Borrower shall not be required to respond to requests or inquiries made by any of the Participating Banks unless such requests or inquiries are made through the Bank. The Borrower hereby waives any right of set-off it may at any time have against the Bank or any Participating Bank as a result of the participations of the Participating Banks in the payment obligations of the Borrower under this Agreement. The Bank agrees to give written notice to the Borrower identifying each Participating Bank with whom the Bank has entered into a Participation Agreement from time to time; provided that failure to give any such notice shall not affect the rights of any Participating Bank or result in any liability of the Bank. The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower and the Guarantor, including information pertaining to their financial condition, business operations or general creditworthiness, to any person or entity which has or may become a Participating Bank.

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be duly executed and delivered as of the date first above written.

SIR WINDSOR ON THE RIVER, LLC, a Delaware limited liability company

By:	Steadfast Income Advisor, LLC, a Delaware limited liability company, its Manager

	By:	/s/ Rodney F. Emery
Name: Rodney F. Emery
Title: CEO and President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Sandeep K. Patel
Name: Sandeep K. Patel
Title: Vice President

This execution page is part of the Reimbursement and Credit Agreement dated as of January 26, 2012 between SIR Windsor on the River, LLC and PNC Bank, National Association.

EXHIBIT A

FORM OF LETTER OF CREDIT

January 26, 2012

IRREVOCABLE LETTER OF CREDIT NO. 18116631-00-000

The Bank of New York Mellon Trust Company, N.A

2 N. LaSalle Street, 7th Floor

Chicago, IL 60602

Ladles and Gentlemen:

At the request and for the account of SIR Windsor on the River, LLC (the “Borrower”), we hereby establish in your favor, as Trustee under the Indenture of Trust dated as of May 1, 2007 (the “Indenture”) between The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), and the Iowa Finance Authority (the “Issuer”), pursuant to which $24,000,000 aggregate principal amount of Variable Rate Demand Multifamily Housing Revenue Bonds (Windsor on the River, LLC Project), Series 2007B (as the same were converted into an equal aggregate principal amount of the Issuer’s Variable Rate Demand Multifamily Housing Revenue Bonds (Windsor on the River, LLC Project), Series 2007A pursuant to the terms and conditions set forth in the Indenture, the “Bonds”) have been issued by the Issuer, our Irrevocable Letter of Credit No. 18116631-00-000 (the “Letter of Credit”) in the amount of $23,789,727 (as more fully described below), effective immediately and expiring at 5:00 p.m. on January 25, 2017 or, if such day is not a Business Day (as hereinafter defined), on the next succeeding Business Day (the “Stated Expiration Date”). This Letter of Credit is subject to automatic termination as provided herein.

We hereby irrevocably authorize you, on behalf of the Bondholders (as defined in the Indenture), to draw on us in accordance with the terms and conditions hereinafter set forth, by one or more drafts on us, an aggregate amount not exceeding Twenty Three Million Seven Hundred Eighty Nine Thousand Seven Hundred Twenty Seven and 00/100 Dollars ($23,789,727) (as reduced and reinstated from time to time in accordance with the provisions hereof, the “Letter of Credit Amount”), of which (i) an aggregate amount not exceeding $23,500,000 (as reduced and reinstated from time to time in accordance with the provisions hereof, the “Principal Component”) may be drawn upon with respect to principal of the Bonds or the principal portion of the purchase price of the Bonds and (ii) an aggregate amount not exceeding $289,727 (as reduced and reinstated from time to time in accordance with the provisions hereof, the “Interest Component”) may be drawn upon with respect to interest accrued on the Bonds or the interest portion of the purchase price of the Bonds. The Interest Component has been initially established on the basis of 45 days interest and a year of 365 days, at an assumed maximum interest rate of 10% per annum, applied to the aggregate principal amount of the Bonds. The Principal Component shall not be available to pay amounts corresponding to the interest on the Bonds, and the Interest Component shall not be available to pay amounts corresponding to principal of the Bonds.

Funds under this Letter of Credit are available against presentation of one or more signed and dated demands addressed by you to PNC Bank, National Association, Letter of Credit Department, Pittsburgh, Pennsylvania, each in the form (each, a “Certificate”) of Annex A (an “A Drawing”), Annex B (a “B Drawing”), Annex C (a “C Drawing”). Annex D (a “D Drawing”) or Annex E (an ‘E Drawing”) hereto, with all instructions in brackets therein being complied with. Each such demand must be presented to us in its original form or by facsimile transmission of such original form.

Each such presentation must be made at or before 5:00 p.m. Pittsburgh, Pennsylvania time on a Business Day (as hereinafter defined) to our Letter of Credit Department in Pittsburgh, Pennsylvania (presently located at 500 First Avenue, Second Floor, P7-PFSC-02-T, Pittsburgh, Pennsylvania 15219).

As used herein the term “Business Day” shall mean a day on which our Pittsburgh, Pennsylvania Letter of Credit Department is open for business.

The amount of any demand presented hereunder will be the amount inserted in numbered Paragraph 4 of said demand. By honoring any such demand we make no representation as to the correctness of the amount demanded.

We hereby agree with you that each demand presented hereunder in full compliance with the terms hereof will be duly honored by our payment to you of the amount of such demand, in immediately available funds of PNC Bank, National Association:

(i) not later than 11:00 a.m., Pittsburgh, Pennsylvania time, on the Business Day following the Business Day on which such demand is presented to us as aforesaid if such presentation is made to us at or before 11:00 a.m., Pittsburgh, Pennsylvania time, or

(ii) not later than 11:00 a.m., Pittsburgh, Pennsylvania time, on the second Business Day following the Business Day on which such demand is presented to us as aforesaid, if such presentation is made to us after 11:00 a.m., Pittsburgh, Pennsylvania time.

Notwithstanding the foregoing, any demand presented hereunder, in full compliance with the terms hereof, for a C Drawing will be duly honored (i) not later than 1:30 p.m., Pittsburgh, Pennsylvania time, on the Business Day on which such demand is presented to us as aforesaid if such presentation is made to us at or before 11:00 a.m., Pittsburgh, Pennsylvania time, and (ii) not later than 1:30 a.m., Pittsburgh, Pennsylvania time, on the Business Day following the Business Day on which such demand is presented to us as aforesaid if such presentation is made to us after 11:00 a.m., Pittsburgh, Pennsylvania time.

If the remittance instructions included with any demand presented under this Letter of Credit require that payment is to be made by transfer to an account with us or with another bank, we and/or such other bank may rely solely on the account number specified in such instructions even if the account is in the name of a person or entity different from the intended payee.

With respect to any demand that is honored hereunder, the total amount of this Letter of Credit shall be reduced as follows:

(A)	With respect to any A Drawing or B Drawing, the total amount of this Letter of Credit, and the corresponding Principal Component and Interest Component, as the case may be, shall be reduced, as to all demands subsequent to the applicable demand, by the amount of the applicable demand as of the time of presentation of such demand and shall not be reinstated;

(B)	With respect to any C Drawing, the total amount of this Letter of Credit, and the corresponding Principal Component and Interest Component, as the case may be, shall be reduced, as of the time of presentation of the applicable demand and as to all demands subsequent to the applicable demand, by the sum of (1) the amount inserted as principal in paragraph 5(A) of the applicable demand plus (2) the greater of (a) the amount inserted as interest in paragraph 5(B) of the applicable demand and (b) interest on the amount inserted as principal in paragraph 5(A) of the applicable demand calculated for 45 days at the rate of ten percent (10%) per annum based on a year of 365 days (with any fraction of a cent being rounded upward to the nearest whole cent); provided, however, that if the Bonds (as defined below) related to a C Drawing are remarketed and the remarketing proceeds are paid to us, then on the day we receive such remarketing proceeds the amount of this Letter of Credit, and the corresponding Principal Component and Interest Component, as the case may be, shall be reinstated by an amount which equals the sum of (i) the amount paid to us from such remarketing proceeds and (ii) interest on such amount calculated for the same number of days, at the same interest rate, and on the basis of a year of the same number of days as is specified in (2)(b) of this paragraph (B) (with any fraction of a cent being rounded upward to the nearest whole cent), with such reinstatement and its amount being promptly advised to you; provided, however, that in no event will the total amount of all C Drawing reinstatements exceed the total amount of all Letter of Credit reductions made pursuant to this paragraph (B); and

(C)

With respect to any E Drawing, the total amount of this Letter of Credit, and the corresponding Interest Component, shall be reduced, as to all demands subsequent to the applicable demand, by the amount of the applicable demand as of the time of presentation of such demand; provided, however, that such amount shall be automatically reinstated on the eleventh (11th) calendar day following the date such demand is honored by us, unless (i) you shall have received notice from us by express courier, authenticated SWIFT message, facsimile transmission, or registered mail no later than nine (9) calendar days after such demand is honored by us that there shall be no such reinstatement, or (ii) such eleventh (11th) calendar day falls after the Stated Expiration Date.

Upon presentation to us of a D Drawing in compliance with the terms of this Letter of Credit, no further demand whatsoever may be presented hereunder.

An E Drawing shall not be presented to us (i) more than once during any twenty-seven (27) calendar day period, or (ii) with respect to any single E Drawing, for an amount more than the Interest Component.

It is a condition of this Letter of Credit that the amount available for drawing under this Letter of Credit shall be decreased automatically without amendment upon our receipt of each reduction authorization in the form of Annex F to this Letter of Credit (with all instructions therein in brackets being complied with) sent to us as an authenticated SWIFT message or as a signed and dated original form.

This Letter of Credit is subject to the provisions of the International Standby Practices, International Chamber of Commerce Publication No. 590 (“ISP98”). This Letter of Credit shall be deemed to be issued under the laws of the Commonwealth of Pennsylvania and shall, as to matters not governed by the ISP98, be governed and construed in accordance with the laws of said Commonwealth, without regard to principles of conflicts of law.

This Letter of Credit shall automatically terminate upon the first to occur of: (a) the Stated Expiration Date (as such date may have been extended), (b) the tenth calendar day after you receive written notice from us stating that an Event of Default has occurred and is continuing under the Reimbursement Agreement, directing you to declare the Bonds immediately due and payable pursuant to the Indenture and stating that this Letter of Credit will terminate on such tenth calendar day, or (c) the date on which a D Drawing is honored. This Letter of Credit shall be promptly surrendered to us by you upon such termination.

This Letter of Credit is transferable and may be transferred more than once, but in each case only in the amount of the full unutilized balance hereof to any single transferee who you shall have advised us pursuant to Annex G has succeeded The Bank of New York Mellon Trust Company, N.A. or a successor trustee as Trustee under the Indenture. Transfers may be effected without charge to the transferor and only through ourselves and only upon presentation to us of a duly executed Instrument of transfer in the form attached hereto as Annex G. Any transfer of this Letter of Credit as aforesaid must be endorsed by us on the reverse hereof and may not change the place of presentation of demands from our Letter of Credit Department in Pittsburgh, Pennsylvania.

All payments hereunder shall be made from our own funds.

This Letter of Credit sets forth in full the terms of our undertaking to you, but not any of our rights (whether under applicable law or otherwise). Our undertaking to you, but not any of our rights (whether under applicable law or otherwise), shall not in any way be modified, amended or amplified by reference to any document, instrument or agreement referred to in this Letter of Credit or to which this Letter of Credit relates (including the Bonds), other than the Certificates, and any such reference shall not be deemed to incorporate herein by reference or otherwise any document, instrument or agreement, except for such Certificates.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Letter of Credit Department

Telephone No.: 800-682-4689

Facsimile No.: (412) 705-0966

ANNEX A to PNC Bank, National Association

Irrevocable Letter of Credit No. 18116631-00-000

To:	PNC Bank, National Association
500 First Avenue, Second Floor, P7-PFSC-02-T
Pittsburgh, Pennsylvania 15219
Attention: Letter of Credit Department

[INSERT NAME OF BENEFICIARY] (THE “TRUSTEE”) HEREBY CERTIFIES TO PNC BANK, NATIONAL ASSOCIATION (THE “BANK”) WITH REFERENCE TO IRREVOCABLE LETTER OF CREDIT NO. 18116631-00-000 (THE “LETTER OF CREDIT”). THE TERMS THE “BONDS”, “BUSINESS DAY” AND THE “INDENTURE” USED HEREIN SHALL HAVE THEIR RESPECTIVE MEANINGS SET FORTH IN THE LETTER OF CREDIT) THAT:

(1)	THE TRUSTEE IS THE TRUSTEE OR A SUCCESSOR TRUSTEE UNDER THE INDENTURE.

(2)	THE TRUSTEE IS MAKING A DEMAND FOR PAYMENT UNDER THE LETTER OF CREDIT WITH RESPECT TO THE PAYMENT OF PRINCIPAL UPON AN OPTIONAL AND/OR MANDATORY REDEMPTION OF LESS THAN ALL OF THE BONDS CURRENTLY OUTSTANDING.

(3)	THE AMOUNT OF THIS DEMAND FOR PAYMENT WAS COMPUTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE BONDS AND THE INDENTURE AND IS DEMANDED IN ACCORDANCE WITH THE INDENTURE, WHICH AMOUNT PLEASE REMIT TO THE UNDERSIGNED AS FOLLOWS:

[INSERT REMITTANCE INSTRUCTIONS].

(4)	THE AMOUNT HEREBY DEMANDED UNDER THE LETTER OF CREDIT IS $[INSERT AMOUNT].

(5)	THE TRUSTEE HAS CONTACTED OR ATTEMPTED TO CONTACT BY TELEPHONE AN OFFICER OF THE BANK’S LETTER OF CREDIT OFFICE IN PITTSBURGH, PENNSYLVANIA REGARDING THE AMOUNT OF THIS DEMAND AND THE DATE AND TIME BY WHICH PAYMENT IS DEMANDED.

Page 1 of Annex A

(6)	IF THIS DEMAND IS RECEIVED BY YOU AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME ON A BUSINESS DAY, YOU MUST MAKE PAYMENT ON THIS DEMAND AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON THE NEXT BUSINESS DAY. IF THIS DEMAND IS RECEIVED BY YOU AFTER 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON A BUSINESS DAY, YOU MUST MAKE PAYMENT ON THIS DEMAND AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON THE SECOND BUSINESS DAY FOLLOWING SUCH BUSINESS DAY.

[INSERT NAME OF BENEFICIARY]

Page 2 of Annex A

ANNEX B to PNC Bank, National Association

Irrevocable Letter of Credit No. 18116631-00-000

To:	PNC Bank, National Association
500 First Avenue, Second Floor, P7-PFSC-02-T
Pittsburgh, Pennsylvania 15219
Attention: Letter of Credit Department

[INSERT NAME OF BENEFICIARY] (THE “TRUSTEE”) HEREBY CERTIFIES TO PNC BANK, NATIONAL ASSOCIATION (THE “BANK”) WITH REFERENCE TO IRREVOCABLE LETTER OF CREDIT NO. 18116631-00-000 (THE “LETTER OF CREDIT”). THE TERMS THE “BONDS”, “BUSINESS DAY” AND THE “INDENTURE” USED HEREIN SHALL HAVE THEIR RESPECTIVE MEANINGS SET FORTH IN THE LETTER OF CREDIT) THAT:

(1)	THE TRUSTEE IS THE TRUSTEE OR A SUCCESSOR TRUSTEE UNDER THE INDENTURE.

(2)	THE TRUSTEE IS MAKING A DEMAND FOR PAYMENT UNDER THE LETTER OF CREDIT WITH RESPECT TO THE PAYMENT OF UNPAID INTEREST UPON AN OPTIONAL AND/OR MANDATORY REDEMPTION OF LESS THAN ALL OF THE BONDS CURRENTLY OUTSTANDING.

(3)	THE AMOUNT OF THIS DEMAND FOR PAYMENT WAS COMPUTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE BONDS AND THE INDENTURE AND IS DEMANDED IN ACCORDANCE WITH THE INDENTURE, WHICH AMOUNT PLEASE REMIT TO THE UNDERSIGNED AS FOLLOWS:

[INSERT REMITTANCE INSTRUCTIONS],

(4)	THE AMOUNT HEREBY DEMANDED UNDER THE LETTER OF CREDIT IS $[INSERT AMOUNT].

(5)	THE TRUSTEE HAS CONTACTED OR ATTEMPTED TO CONTACT BY TELEPHONE AN OFFICER OF THE BANK’S LETTER OF CREDIT OFFICE IN PITTSBURGH, PENNSYLVANIA REGARDING THE AMOUNT OF THIS DEMAND AND THE DATE AND TIME BY WHICH PAYMENT IS DEMANDED.

Page 1 of Annex B

(6)	IF THIS DEMAND IS RECEIVED BY YOU AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME ON A BUSINESS DAY, YOU MUST MAKE PAYMENT ON THIS DEMAND AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON THE NEXT BUSINESS DAY. IF THIS DEMAND IS RECEIVED BY YOU AFTER 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON A BUSINESS DAY, YOU MUST MAKE PAYMENT ON THIS DEMAND AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON THE SECOND BUSINESS DAY FOLLOWING SUCH BUSINESS DAY.

[INSERT NAME OF BENEFICIARY]

[INSERT SIGNATURE AND DATE]

Page 2 of Annex B

ANNEX C to PNC Bank, National Association

Irrevocable Letter of Credit No. 18116631-00-000

To:	PNC Bank, National Association
500 First Avenue, Second Floor, P7-PFSC-02-T
Pittsburgh, Pennsylvania 15219
Attention: Letter of Credit Department

[INSERT NAME OF BENEFICIARY] (THE “TRUSTEE”) HEREBY CERTIFIES TO PNC BANK, NATIONAL ASSOCIATION (THE “BANK”) WITH REFERENCE TO IRREVOCABLE LETTER OF CREDIT NO. 18116631-00-000 (THE “LETTER OF CREDIT”). THE TERMS THE “BONDS”, “BUSINESS DAY” AND THE “INDENTURE” USED HEREIN SHALL HAVE THEIR RESPECTIVE MEANINGS SET FORTH IN THE LETTER OF CREDIT) THAT:

(1)	THE TRUSTEE IS THE TRUSTEE OR A SUCCESSOR TRUSTEE UNDER THE INDENTURE.

(2)	THE TRUSTEE IS MAKING A DEMAND FOR PAYMENT UNDER THE LETTER OF CREDIT WITH RESPECT TO THE PAYMENT OF THE PRINCIPAL AMOUNT OF, AND INTEREST DUE ON, THOSE BONDS WHICH THE REMARKETING AGENT (AS DEFINED IN THE INDENTURE) HAS BEEN UNABLE TO REMARKET WITHIN THE TIME LIMITS ESTABLISHED IN THE INDENTURE.

(3)	THE AMOUNT OF THIS DEMAND FOR PAYMENT WAS COMPUTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE BONDS AND THE INDENTURE AND IS DEMANDED IN ACCORDANCE WITH THE INDENTURE, WHICH AMOUNT PLEASE REMIT TO THE UNDERSIGNED AS FOLLOWS:

[INSERT REMITTANCE INSTRUCTIONS],

(4)	THE AMOUNT HEREBY DEMANDED UNDER THE LETTER OF CREDIT IS $[INSERT AMOUNT WHICH IS THE SUM OF THE TWO AMOUNTS INSERTED IN PARAGRAPH 5 BELOW].

(5)	THE AMOUNT OF THIS DEMAND IS EQUAL TO THE SUM OF (A) $[INSERT AMOUNT] BEING DRAWN IN RESPECT OF THE PAYMENT OF PRINCIPAL OF THE BONDS AND (B) $[INSERT AMOUNT] BEING DRAWN IN RESPECT TO THE PAYMENT OF INTEREST DUE ON THE BONDS.

(6)	THE TRUSTEE HAS CONTACTED OR ATTEMPTED TO CONTACT BY TELEPHONE AN OFFICER OF THE BANK’S LETTER OF CREDIT OFFICE IN PITTSBURGH, PENNSYLVANIA REGARDING THE AMOUNT OF THIS DEMAND AND THE DATE AND TIME BY WHICH PAYMENT IS DEMANDED.

Page 1 of Annex C

(7)	IF THIS DEMAND IS RECEIVED BY YOU AT OR BEFORE 10:30 A.M., PITTSBURGH, PENNSYLVANIA TIME ON A BUSINESS DAY, YOU MUST MAKE PAYMENT ON THIS DEMAND AT OR BEFORE 1:30 P.M., PITTSBURGH, PENNSYLVANIA TIME, ON SAID BUSINESS DAY. IF THIS DEMAND IS RECEIVED BY YOU AFTER 10:30 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON A BUSINESS DAY, YOU MUST MAKE PAYMENT ON THIS DEMAND AT OR BEFORE 1:30 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON THE BUSINESS DAY FOLLOWING SAID BUSINESS DAY.

[INSERT NAME OF BENEFICIARY]

[INSERT SIGNATURE AND DATE]

Page 2 of Annex C

ANNEX D to PNC Bank, National Association

Irrevocable Letter of Credit No. 18116631-00-000

To:	PNC Bank, National Association

500 First Avenue, Second Floor, P7-PFSC-02-T

Pittsburgh, Pennsylvania 15219

Attention: Letter of Credit Department

[INSERT NAME OF BENEFIC1ARYJ (THE “TRUSTEE”1) HEREBY CERTIFIES TO PNC BANK, NATIONAL ASSOCIATION (THE “BANK”) WITH REFERENCE TO IRREVOCABLE LETTER OF CREDIT NO. 18116631-00-000 (THE “LETTER OF CREDIT”). THE TERMS THE “BONDS”, “BUSINESS DAY” AND THE “INDENTURE” USED HEREIN SHALL HAVE THEIR RESPECTIVE MEANINGS SET FORTH IN THE LETTER OF CREDIT) THAT:

(1)	THE TRUSTEE IS THE TRUSTEE OR A SUCCESSOR TRUSTEE UNDER THE INDENTURE.

(2)	THE TRUSTEE IS MAKING A DEMAND FOR PAYMENT UNDER THE LETTER OF CREDIT WITH RESPECT TO THE PAYMENT, AT STATED MATURITY, UPON ACCELERATION FOLLOWING AN EVENT OF DEFAULT, OR UPON REDEMPTION AS A WHOLE, OF THE TOTAL UNPAID PRINCIPAL OF, AND UNPAID INTEREST ON, ALL OF THE BONDS WHICH ARE PRESENTLY OUTSTANDING.

(3)	THE AMOUNT OF THIS DEMAND FOR PAYMENT WAS COMPUTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE BONDS AND THE INDENTURE AND IS DEMANDED IN ACCORDANCE WITH THE INDENTURE, WHICH AMOUNT PLEASE REMIT TO THE UNDERSIGNED AS FOLLOWS:

[INSERT REMITTANCE INSTRUCTIONS].

(4)	THE AMOUNT HEREBY DEMANDED UNDER THE LETTER OF CREDIT IS $[INSERT AMOUNT] WHICH IS THE SUM OF THE TWO AMOUNTS SET FORTH IN PARAGRAPH 5, BELOW}.

(5)	THE AMOUNT OF THIS DEMAND IS EQUAL TO THE SUM OF (A) $[INSERT AMOUNT] BEING DRAWN IN RESPECT OF THE PAYMENT OF UNPAID PRINCIPAL OF THE BONDS AND (B) $[INSERT AMOUNT] BEING DRAWN IN RESPECT OF THE PAYMENT OF UNPAID INTEREST ON THE BONDS.

(6)	THE TRUSTEE HAS CONTACTED OR ATTEMPTED TO CONTACT BY TELEPHONE AN OFFICER OF THE BANK’S LETTER OF CREDIT OFFICE IN PITTSBURGH, PENNSYLVANIA REGARDING THE AMOUNT OF THIS DEMAND AND THE DATE AND TIME BY WHICH PAYMENT IS DEMANDED.

(7)	IF THIS DEMAND IS RECEIVED BY YOU AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME ON A BUSINESS DAY, YOU MUST MAKE PAYMENT ON THIS DEMAND AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON THE NEXT BUSINESS DAY. IF THIS DEMAND IS RECEIVED BY YOU AFTER 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON A BUSINESS DAY, YOU MUST MAKE PAYMENT ON THIS DEMAND AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON THE SECOND BUSINESS DAY FOLLOWING SUCH BUSINESS DAY.

[INSERT NAME OF BENEFICIARY]

[INSERT SIGNATURE AND DATE]

Page 1 of Annex D

ANNEX E to PNC Bank, National Association

Irrevocable Letter of Credit No. 18116631-00-000

To:	PNC Bank, National Association

500 First Avenue, Second Floor

P7-PFSC-02-T

Pittsburgh, Pennsylvania 15219

Attention: Letter of Credit Department

[INSERT NAME OF BENEFICIARY] (THE “TRUSTEE”) HEREBY CERTIFIES TO PNC BANK, NATIONAL ASSOCIATION (THE “BANK”) WITH REFERENCE TO IRREVOCABLE LETTER OF CREDIT NO. 18116631-00-000 (THE “LETTER OF CREDIT”). THE TERMS THE “BONDS”, “BUSINESS DAY” AND THE “INDENTURE” USED HEREIN SHALL HAVE THEIR RESPECTIVE MEANINGS SET FORTH IN THE LETTER OF CREDIT) THAT:

(1)	THE TRUSTEE IS THE TRUSTEE OR A SUCCESSOR TRUSTEE UNDER THE INDENTURE.

(2)	THE TRUSTEE IS MAKING A DEMAND FOR PAYMENT UNDER THE LETTER OF CREDIT WITH RESPECT TO THE PAYMENT, ON AN INTEREST PAYMENT DATE (AS DEFINED IN THE INDENTURE), OTHER THAN AN INTEREST PAYMENT DATE WITH RESPECT TO MANDATORY TENDER, OF UNPAID INTEREST WITH RESPECT TO THE BONDS.

(3)	THE AMOUNT OF THIS DEMAND FOR PAYMENT WAS COMPUTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE BONDS AND THE INDENTURE AND IS DEMANDED IN ACCORDANCE WITH THE INDENTURE, WHICH AMOUNT PLEASE REMIT TO THE UNDERSIGNED AS FOLLOWS:

[INSERT REMITTANCE INSTRUCTIONS].

(4)	THE AMOUNT HEREBY DEMANDED UNDER THE LETTER OF CREDIT IS $[INSERT AMOUNT].

(5)	THE TRUSTEE HAS CONTACTED OR ATTEMPTED TO CONTACT BY TELEPHONE AN OFFICER OF THE BANK’S LETTER OF CREDIT OFFICE IN PITTSBURGH, PENNSYLVANIA REGARDING THE AMOUNT OF THIS DEMAND AND THE DATE AND TIME BY WHICH PAYMENT IS DEMANDED.

Page 1 of Annex E

(6)	IF THIS DEMAND IS RECEIVED BY YOU AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME ON A BUSINESS DAY, YOU MUST MAKE PAYMENT ON THIS DEMAND AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON THE NEXT BUSINESS DAY. IF THIS DEMAND IS RECEIVED BY YOU AFTER 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON A BUSINESS DAY, YOU MUST MAKE PAYMENT ON THIS DEMAND AT OR BEFORE 11:00 A.M., PITTSBURGH, PENNSYLVANIA TIME, ON THE SECOND BUSINESS DAY FOLLOWING SUCH BUSINESS DAY.

[INSERT NAME OF BENEFICIARY]

[INSERT SIGNATURE AND DATE]

Page 2 of Annex E

ANNEX F to PNC Bank, National Association

Irrevocable Letter of Credit No. 18116631-00-000

To:	PNC Bank, National Association

500 First Avenue, Second Floor, P7-PFSC-02-T

Pittsburgh, Pennsylvania 15219

Attention: Letter of Credit Department

FOR THE URGENT ATTENTION OF LETTER OF CREDIT MANAGER

LETTER OF CREDIT REDUCTION AUTHORIZATION

[INSERT NAME OF BENEFICIARY], WITH REFERENCE TO LETTER OF CREDIT NO. 18116631-00-000 ISSUED BY PNC BANK, NATIONAL ASSOCIATION (THE “BANK”), HEREBY UNCONDITIONALLY AND IRREVOCABLY REQUESTS THAT THE BANK DECREASE THE AMOUNT AVAILABLE FOR DRAWING UNDER THE LETTER OF CREDIT BY $[INSERT AMOUNT].

[FOR SIGNED REDUCTION AUTHORIZATIONS ONLY]

[INSERT NAME OF BENEFICIARY]

By:
TITLE:
DATE:

SIGNATURE GUARANTEED BY

[INSERT NAME OF BANK]

By:
[INSERT NAME AND TITLE]

Page 1 of Annex F

ANNEX G to PNC Bank, National Association

Irrevocable Letter of Credit No. 18116631-00-000

To:	PNC Bank, National Association

500 First Avenue, Second Floor

P7-PFSC-02-T

Pittsburgh, Pennsylvania 15219

Attention: Letter of Credit Department

[INSERT DATE]

Subject: Your Letter of Credit No. 18116631-00-000

Ladies and Gentlemen:

For value received, we hereby irrevocably assign and transfer ail of our rights under the above-captioned Letter Credit, as heretofore and hereafter amended, extended, increased or reduced to:

[Name of Transferee]

[Address of Transferee]

By this transfer, all of our rights in the Letter of Credit are transferred to the transferee, and the transferee shall have sole rights as beneficiary under the Letter of Credit, including sole rights relating to any amendments, whether increases or extensions or other amendments, and whether now existing or hereafter made. You are hereby irrevocably instructed to advise future amendment(s) of the Letter of Credit to the transferee without our consent or notice to us.

The original Letter of Credit is returned with all amendments to this date. Please notify the transferee in such form as you deem advisable of this transfer and of the terms and conditions to this Letter of Credit, including amendments as transferred.

You are hereby advised that the transferee named above has succeeded The Bank of New York Mellon Trust Company, N.A. or a successor trustee, as Trustee under the Indenture of Trust dated as of May 1, 2007 as supplemented from time to time (the “Indenture”) between the Iowa Finance Authority (the “Issuer”) and The Bank of New York Mellon Trust Company, N.A., as Trustee, pursuant to which U.S. $24,000,000.00 In aggregate principal amount of the Issuer’s Taxable Variable Rate Demand Multifamily Housing Revenue Bonds (Windsor on the River, LLC Project), Series 2O07B (as the same were converted into an equal aggregate principal amount of the Issuer’s Variable Rate Demand Multifamily Housing Revenue Bonds (Windsor on the River, LLC Project), Series 2007A pursuant to the terms and conditions set forth in the Indenture, the “Bonds”) were issued.

Page 1 of Annex G

Very truly yours,

[Insert Name of Transferor]

By:
[Insert Name and Title]

TRANSFEROR’S SIGNATURE GUARANTEED

By:
[Bank Name]

By:
[Insert Name and Title]

By its signature below, the undersigned transferee acknowledges that it has duly succeeded The Bank of New York Mellon Trust Company, N.A. or a successor trustee as Trustee under the Indenture.

[Insert Name of Transferee]

By:
[Insert Name and Title]

Page 2 of Annex G

EXHIBIT B

Real property in the City of Cedar Rapids, County of Linn, State of Iowa, described as follows:

Lot 1 of Windsor-on-the-River First Addition and Lot 2 and Lot 3 of Windsor-on-the-River Second Addition and Lot 4 of Windsor-on-the-River Third Addition and Lot 5 of Windsor-on-the-River Fourth Addition, all in the North one-half of the Northeast Quarter of Section 18, Township 83 North, Range 7 West of the 5th Principal Meridian, Cedar Rapids, Linn County, Iowa.

APN: 14-18-1-01-002-0-0000 and 14-18-1-03-001-0-0000 and 14-18-1-26-001-0-0000 and 14-18-1-26-002-0-0000 and 14-18-1-26-003-0-0000

EXHIBIT C

That certain Phase I Environmental Site Assessment, ASTM 1527-00, with respect to the Property dated December 22, 2011 and prepared by EMG, Inc.

That certain report dated January 18, 2012 regarding Radon Resampling at: Windsor on the River prepared by EMG Inc. for EMG Project Number 99862.11R-003.173

EXHIBIT D

COMPLIANCE CERTIFICATE

This Compliance Certificate is executed and delivered by SIR WINDSOR ON THE RIVER, LLC (the “Borrower”), in connection with the Reimbursement and Credit Agreement (the “Reimbursement Agreement”) dated as of January 26, 2012 between the Borrower and PNC Bank, National Association (“PNC”). All capitalized terms used in this Compliance Certificate as defined terms shall have the meanings given them in the Reimbursement Agreement.

The undersigned,                                         , Chief Financial Officer of the Borrower, hereby attests on behalf of the Borrower to PNC, with respect to the fiscal quarter ended                     ,         (the “Fiscal Period”), as follows:

1. As of the date of this Compliance Certificate, and since the date of the most recent Compliance Certificate submitted to PNC by the Borrower, (i) to the actual knowledge of the Borrower, the Borrower has kept, observed, performed and fulfilled in all material respects each and every covenant and condition contained in the Reimbursement Agreement and the other Credit Documents to which the Borrower is a party, and (ii) the Borrower has no actual knowledge of any Default or Event of Default, except as disclosed in this Compliance Certificate.

Details regarding any Default or Event of Default during the Fiscal Period, and what efforts the Borrower is making to cure or cause to be cured such Default or Event of Default, are attached hereto.

2. Pursuant to and determined in accordance with the provisions of Section 6.10 of the Reimbursement Agreement, the Borrower maintained as of the end of the Fiscal Period a Debt Service Coverage Ratio of [                    ].

Computations demonstrating the foregoing are attached hereto.

SIR WINDSOR ON THE RIVER, LLC

By:
Name:
Title: Chief Financial Officer

EXHIBIT E

Form of Notice of Intent to Borrow

Pursuant to that certain Reimbursement and Credit Agreement dated as of January 26, 2012 (the “Reimbursement Agreement”: capitalized terms used herein without definition shall have the meanings set forth in the Reimbursement Agreement) between SIR Windsor on the River, LLC (“Borrower”) and PNC BANK, NATIONAL ASSOCIATION (“Bank”), this represents the Borrower’s notice to the Bank of its intention to borrow from the Bank at the Tender Drawing Rate:

[the full amount of the Tender Drawing made on                     , 20     in the amount of                                         ]

or

[a portion of the Tender Drawing made on                     ,                     in the amount of $        ; the portion borrowed being $        , with the remainder of $        paid in full herewith together with interest thereon at the Tender Drawing Rate.]

The proceeds of such borrowing are to be used to reimburse the Bank for unreimbursed Tender Drawings in accordance with Section 2.02 of the Reimbursement Agreement.

The Borrower certifies that (i) the representations and warranties contained in Article 5 of the Reimbursement Agreement are correct on and as of the date hereof to the same extent as though made on and as of the date hereof (except to the extent that any such representation and warranty expressly relates to an earlier date); and (ii) no Default or Event of Default has occurred nor is continuing.

BORROWER

SIR Windsor on the River, LLC

By:
Name:
Title:

EXHIBIT F

DESCRIPTION

Replace Site Light Lens

One of the Facility’s site light lens was found to be damaged. The damaged lens should be replaced at this time.

Replace CMU Retaining Wall

The concrete masonry unit retaining wall located at the east end of Buckingham Drive has started to fail. The wall has started to rotate. Continued wall movement is highly probable. Remove existing wall system and install a new designed concrete masonry unit retaining wall system.

Grind Down Sidewalk Tripping Hazard Edges

Several of the Facility’s concrete sidewalk sections have settled or heaved over the years - causing tripping hazards. While the sidewalk fields have not spalled or cracked, we recommend grinding down the trip edges only.

Replace Concrete Sidewalk Sections

Sidewalk sections are severely cracked and deteriorated. Such condition were noted at the front entrance sidewalks. Remove deteriorated sections, prepare bed, and install new 4" thick sidewalks. Sidewalk sections that exhibit cracks but that do not warrant replacement should have all cracks pointed with a non-shrinking grout.

Repair Eaves Soffit Metal Panel System

The eaves soffit panel system on the Fitness Center building consists of pre-finished vented aluminum panels. Some of the panels are dislodged or missing. At this time repairs are required to preserve its watertightness and to improve its general aesthetics.

Replace Damaged Area of Carpeting

The carpeting in Building 1913, Unit #7 was found to be torn. The affected area should be replaced as needed to improve overall curb appeal.

Replace Damaged Vinyl Wall Covering

Remove existing and install (fabric, vinyl) wall covering having a Class “A” smoke and flame spread rating located at the corridors of Building 2407 near apartments 127, 308, and 309.

Painting Gypsum Board Ceilings

Stained sheetrock ceiling conditions were observed at the foyer of Building 2407 and in the living room of Building 2407 unit # 127. All affected areas should be primed and finished with two (2) coats of flat latex paint to match the existing.

EXHIBIT G

Building #1807 Unit #1

Building #1807 Unit #2

Building #1807 Unit #3

Building #1807 Unit #4

Building #1809 Unit #1

Building #1809 Unit #2

Building #1906 Unit #1

Building #1906 Unit #3

Building #1907 Unit #1

Building #1907 Unit #2

Building #1909 Unit #1

Building #1909 Unit #2

Building #1909 Unit #3

Building #1919 Unit #1

Building #2007 Unit #2

Building #2009 Unit #1

Building #2009 Unit #2

Building #2107 Unit #2

Building #2109 Unit #1

Building #2109 Unit #2

Building #2310 Unit #2

Building #2310 Unit #4

Building #2415 Unit #3

Building #2430 Unit #1

Building #2432 Unit #1

SCHEDULE 6.1

Existing Indebtedness